EXECUTION VERSION

Exhibit 10.7

STOCK AND ASSET PURCHASE AGREEMENT
by and among
IMPAX LABORATORIES, INC.
and
BORA PHARMACEUTICALS CO., LTD.
Dated as of December 19, 2017

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TABLE OF CONTENTS
Page
ARTICLE I

DEFINED TERMS

1.1	Interpretation; Construction	1
1.2	Certain Definitions	2
1.3	Other Definitional Provisions	11
ARTICLE II

PURCHASE AND SALE

2.1	Purchase and Sale	11
2.2	Transferred Loans	12
2.3	Purchase Price Allocation	12
2.4	Purchase Price and Payment at the Closing	12
2.5	Holdback	14
ARTICLE III

CLOSING

3.1	Time and Place of Closing	15
3.2	Deliveries at Closing	15
ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLER

4.1	Ownership	17
4.2	Authority; Approval	17
4.3	No Violations	17
4.4	Transferred Loans	17

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ARTICLE V

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

5.1	Organization, Good Standing and Qualification	17
5.2	Capital Structure	18
5.3	Governmental Filing; No Violations	18
5.4	Financial Statements	18
5.5	Litigation and Liabilities	19
5.6	Employee Benefits	19
5.7	Compliance with Laws; Permits	20
5.8	Material Contracts	20
5.9	Leased Real Property	21
5.10	Environmental Matters	21
5.11	Taxes	22
5.12	Labor Matters	23
5.13	Intellectual Property	23
5.14	Insurance	23
5.15	Brokers and Finders	24
5.16	Assets	24
5.17	Information Technology	24
5.18	Certain Business Relationships with Affiliates	24
5.19	Inventory; Bulk	25
5.20	No Other Representation or Warranties	25
ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

6.1	Organization, Good Standing and Qualification	26
6.2	Authority; Approval	26
6.3	Governmental Filings; No Violations	26
6.4	Litigation	27
6.5	Available Funds	27
6.6	Brokers	27
6.7	Independent Investigation	27

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ARTICLE VII

COVENANTS

7.1	Interim Operations of the Company	28
7.2	Filings; Other Actions; Notification	29
7.3	Access and Reports	30
7.4	Publicity	30
7.5	Employee Benefits	31
7.6	Confidentiality	31
7.7	Tax Matters	32
7.8	Use of "Impax" Name	34
7.9	Intercompany Arrangements	34
7.10	Insurance	35
7.11	Financing	35
7.12	Non-solicitation	37
7.13	Director Resignation	37
7.14	Buyer Shareholder Meeting	37
7.15	Anit-Trust Clearance Certificate	37
7.16	Bank Accounts, Chops and Seals	37
7.17	Buyer Registration
7.18	Net Working Capital	38
ARTICLE VIII

CONDITIONS

8.1	Conditions to Obligations of Buyer	38
8.2	Conditions to Obligations of the Seller	39
ARTICLE IX

TERMINATION

9.1	Termination	39
9.2	Effect of Termination and Abandonment	40

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ARTICLE X

INDEMNIFICATION

10.1	Survival	40
10.2	Indemnification by the Seller	41
10.3	Indemnification by Buyer	42
10.4	Third Party Claim Indemnification Procedures	42
10.5	Limitations on INdemnification	44
10.6	Payments	45
10.7	Characterization of Indemnification Paymnets	46
10.8	Exclusive Remedy	46
ARTICLE XI

MISCELLANEOUS

11.1	Amendment;Waiver	46
1.2	Expenses	46
11.3	Counterparts	46
11.4	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE	47
11.5	Specific Enforcement	47
11.6	Notices	47
11.7	Entire Agreement	48
11.8	No Third Party Beneficiaries	49
11.9	Severability	49
11.10	Assignment	49
11.11	Fulfillment of Obligations	49

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EXHIBITS

Exhibit A	- Form of Assignment and Assumption Agreement
Exhibit B	- Form of Bill of Sale
Exhibit C	- MSA
Exhibit D	- License Agreement
Exhibit E	- Form of Transition Services Agreement
Exhibit F	- Illustrative NEt Working Capital
Exhibit G	- Purchase Price Allocation
Exhibit H	- Disclosure Letter

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STOCK AND ASSET PURCHASE AGREEMENT
THIS STOCK AND ASSET PURCHASE AGREEMENT (including the exhibits hereto, each as amended or restated from time to time, this “Agreement”), dated as of December 19, 2017 (the “Execution Date”), is made by and among Bora Pharmaceuticals Co., Ltd., a corporation organized under the Laws of the Republic of China (“Buyer”), and Impax Laboratories, Inc., a Delaware corporation (the “Seller”). All of the signatories to this Agreement are collectively referred to as the “Parties”, and each of them individually is referred to as a “Party”.
RECITALS
WHEREAS, as of the date hereof, the Seller owns all of the issued share capital of Impax Laboratories (Taiwan), Inc., a company organized under the Laws of the Republic of China (the “Company”), which consists of 125,000,000 common shares, having a par value of NT$10.00 per share, of the Company (collectively, the “Shares”);
WHEREAS, as of the date hereof, the Seller owns all right, title and interest in, to and under, the Transferred Loans (as defined herein);
WHEREAS, the Seller desires to sell to Buyer, and Buyer desires to purchase from the Seller, the Shares and the Transferred Loans, in each case subject to the terms and conditions set forth in this Agreement;
WHEREAS, concurrently with the execution of this Agreement, the Parties (or one or more of their Affiliates) are entering into (i) a Master Supply Agreement (the “MSA”), pursuant to which the Company shall manufacture and supply the Products (as such term is defined in the MSA) to the Seller and (ii) a License Agreement (the “License Agreement”), pursuant to which the Seller shall grant to Buyer the exclusive right to commercialize the Numient® pharmaceutical product in the Republic of China, provided that each of the MSA and the License Agreement shall be effective as of the Closing; and
WHEREAS, Buyer and the Seller desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.
NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the Parties agree as follows:
ARTICLE I

DEFINED TERMS
1.1    Interpretation; Construction.

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(a)    The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Exhibit, Article or Section, such reference shall be to an Exhibit, Article or Section to this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
(b)    The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
1.2    Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:
“Accountant” has the meaning set forth in Section 2.4(b)(ii).
“Accrued Bonuses” has the meaning set forth in Section 7.5(a).
“Acquisition” means the purchase and sale of the Shares in accordance with this Agreement.
“Affiliate” means, with respect to an entity, any other entity controlling, controlled by or under common control with, such entity. The term “control”, including the correlative terms “controlling,” “controlled by” and “under common control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through ownership of voting securities, by contract or otherwise.
“Affiliate Contract” has the meaning set forth in Section 5.18(b).
“Agreed Principles” has the meaning set forth in Section 2.4(a)(i).
“Agreement” has the meaning set forth in the Preamble.
“Ancillary Agreements” means the Assignment and Assumption Agreement, the Bill of Sale, the MSA, the License Agreement, the Transition Services Agreement, the Quality Agreement and the Pharmacovigilance Agreement.
“Anti-Trust Clearance Certificate” means the certificate issued by each of the Seller and Buyer, dated as of the date hereof, with respect to the Company’s or Buyer’s, as the case may be, good faith estimate of its market share and revenue data in the Republic of China.
“Assignment and Assumption Agreement” means the assignment and assumption agreement between the Seller and Buyer, attached as Exhibit A.
“Assumed Liabilities” has the meaning set forth in Section 2.2.

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“Bankruptcy and Equity Exception” has the meaning set forth in Section 4.2.
“Benefit Plans” has the meaning set forth in Section 5.6(a).
“Bill of Sale” means the bill of sale between the Seller and Buyer, attached as Exhibit B.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, California, Hong Kong or the Republic of China are authorized or required by Law to be closed for business.
“Buyer” has the meaning set forth in the Preamble.
“Buyer Indemnified Parties” has the meaning set forth in Section 10.2(a).
“Buyer Shareholder Approval” means the approval of this Agreement and the transactions contemplated hereunder by the holders of a majority of the outstanding shares of Buyer entitled to vote on such matter at a shareholders’ meeting duly called and held for such purpose.
“Buyer Shareholder Meeting” means a duly called meeting of the holders of the shares of Buyer who are entitled to vote on this Agreement and the transactions contemplated hereunder.
“Business IT” means all Information Technology which is owned by the Company.
“Cause” means the occurrence of any one of the following events:
(i)any act or omission by an employee resulting or intended to result in personal gain at the expense of the Company (or its Affiliates);
(ii)the improper disclosure by an employee of proprietary, privileged or confidential information of the Company (or its Affiliates ) that the Company (or its Affiliates or an employee are under a duty to protect or an employee’s breach of a fiduciary duty owed to the Company (or its Affiliates);
(iii)the violation by an employee of any agreement to which such employee is party with the Company (or its Affiliates) including, without limitation, any confidentiality agreement or nondisclosure agreement;
(iv)misconduct by an employee, including, but not limited to, unethical conduct, fraud, falsification of the Company’s records, intentional violation of or negligent disregard for the policies, rules and procedures of the Company (including but not limited to policies, rules of and procedures set forth in the Company’s employee handbook or the Company code of conduct), insubordination, theft, violent acts or threats of violence, failure of a drug

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screening, or the use of the property, facilities or services of the Company (or its Affiliates) for illegal purposes; or
(v)the commission of any criminal act by an employees, whether or not performed in the workplace, that subjects, or if generally known would subject, the Company (or an Affiliate) to public ridicule or embarrassment.
“Claim Notice” has the meaning set forth in Section 10.4(a).
“Closing” has the meaning set forth in Section 3.1.
“Closing Date” has the meaning set forth in Section 3.1.
“Closing Date Payment” means an amount equal to the Purchase Price minus the Holdback Amount plus the Estimated Buyer Working Capital Payment (if any) minus the Estimated Seller Working Capital Payment (if any).
“Company” has the meaning set forth in the Preamble.
“Company Approval” means (x) the Foreign Investment Approval of the sale and purchase of the Shares from the Science and Industry Park Administration and (y) the cancellation of the Foreign Investment Approval in respect of the loan described in clause (ii) of the definition of “Transferred Loans”.
“Confidential Information” has the meaning set forth in Section 7.6.
“Confidentiality Agreement” has the meaning set forth in Section 11.7.
“Contract” means any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other binding understanding, in each case other than any Benefit Plan.
“Current Assets” means, as of the Closing, the aggregate amount of the current assets of the Company included in the line items set forth on Exhibit F, as determined in accordance with the Agreed Principles; provided that Work-in-Process (as such term is defined in the MSA) shall be included as part of the calculation of Current Assets in an amount up to and not exceeding $250,000.00 in the aggregate.
“Current Liabilities” means, as of the Closing, the aggregate amount of the current liabilities of the Company included in the line items set forth on Exhibit F, as determined in accordance with the Agreed Principles.
“Data Room” means the virtual data room maintained by ShareVault® containing documents and information relating to the Seller and the Company and made available in electronic form to Buyer, its Affiliates and their respective Representatives.
“Direct Claim” has the meaning set forth in Section 10.5(c).

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“Disclosure Letter” means the disclosure letter delivered by the Company and the Seller, attached hereto as Exhibit H.
“EAS” means the Enterprise Accounting Standard in the Republic of China.
“Environmental Law” means any Law concerning the protection of the environment or the handling, use, disposal or release of any Hazardous Substance.
“Estimated Closing Date Balance Sheet” has the meaning set forth in Section 2.4(a)(i).
“Estimated Buyer Working Capital Payment” has the meaning set forth in Section 2.4(a)(ii).
“Estimated Seller Working Capital Payment” has the meaning set forth in Section 2.4(a)(ii).
“Estimated Net Working Capital” has the meaning set forth in Section 2.4(a)(i).
“Execution Date” has the meaning set forth in the Preamble.
“FDA” means the United States Food and Drug Administration.
“Final Closing Date Balance Sheet” has the meaning set forth in Section 2.4(b)(i).
“Final Determination” or “Finally Determined” has the meaning set forth in Section 10.6(b).
“Final Net Working Capital” has the meaning set forth in Section 2.4(b)(i).
“Financial Statements” has the meaning set forth in Section 5.4(a).
“Financing” has the meaning set forth in Section 7.11(a).
“Financing Agreements” means the facility agreement by and between the Buyer and Chang Hwa Commercial Bank in connection with a commercial loan in the principal amount of NT$580,000,000.
“Financing Commitment” has the meaning set forth in Section 7.11(a).
“Financing Source” has the meaning set forth in Section 7.11(a).
“Fraud” means a knowingly and willfully false (a) representation of a fact, matter or circumstance; or (b) act or omission, in each case with the intent to deceive the other party to its detriment, or induce the other party to act or refrain from acting to its detriment in a manner that would be different than how the other party would act or refrain from acting if such party were aware of such fact, matter or circumstance.

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“Governmental Entity” means any domestic or foreign governmental or regulatory authority (including the TFDA, FDA and MHRA), securities exchange (including the Taipei Exchange where the Buyer is listed), agency, commission, body, court or other legislative, executive or judicial governmental entity.
“Hazardous Substance” means any substance that is listed, classified or regulated as a hazardous substance, a hazardous waste or pollutant pursuant to any Environmental Law.
“Holdback Amount” means $2,000,000.00.
“Indemnified Party” has the meaning set forth in Section 10.3(a).
“Indemnifying Party” has the meaning set forth in Section 10.4(a).
“Indemnity Cap” has the meaning set forth in Section 10.2(b)(i).
“Information” has the meaning set forth in the License Agreement.
“Information Technology” means computer systems, communication systems and software.
“Insurance Policies” has the meaning set forth in Section 5.14.
“Intellectual Property” means (i) trademarks, service marks, trade dress and trade names, registrations and applications for registration of the foregoing, and the goodwill associated therewith and symbolized thereby (“Trademarks”), (ii) patents and patent applications, (iii) trade secrets, as such term is defined in the Uniform Trade Secrets Act, published in 1979 and amended in 1985 and (iv) copyrights (including copyrights in computer software and Internet websites) and registrations and applications for registration of the foregoing.
“Inter-Company Payables” means the aggregate of the amounts owing, including in respect of interest accrued on all such amounts, from the Company to the Seller or its Affiliates (other than the Company).
“Inventory” means Raw Materials (as such term is defined in the MSA), Intermediate Product (as such term is defined in the MSA), Finished Product (as such term is defined in the MSA), Bulk Product (as such term is defined in the MSA), Components (as such term is defined in the MSA), Labeling (as such term is defined in the MSA), Containers (as such term is defined in the MSA) and other supplies related thereto, in each case, related to the business of the Company, while and to the extent under the ownership of the Company.
“Key Executives” has the meaning set forth in Section 5.6(e).
“Knowledge”, as to the Seller, means the actual knowledge of Tom Chang and Ingrid Li. “Knowledge” does not require the Seller to conduct, have conducted, obtain or have

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obtained any non-infringement, inventorship, invalidity, freedom-to-operate or any other opinions of counsel of any nature, formal or informal, or any searches regarding Intellectual Property, including any subject matter, ownership, competitive intelligence or other searches, and no knowledge of any third-party Intellectual Property rights that would have been revealed by such inquiries, opinions or searches will be imputed to the Seller.
“Law” or “Laws” has the meaning set forth in Section 5.7.
“Legal Proceedings” means any judicial, administrative or arbitral actions, suits, proceedings (public, private, civil or criminal), complaints, disputes, investigations or similar actions.
“License Agreement” has the meaning set forth in the Recitals.
“Lien” means any lien, charge, pledge, security interest, claim or other encumbrance.
“Losses” means, subject to Section 10.5, any and all damages, losses, charges, liabilities (excluding contingent liabilities), claims, fines, deficiencies, obligations, payments (including those arising out of any settlement, judgment or compromise relating to any Legal Proceeding), and reasonable and documented costs and expenses (including interest and penalties due and payable with respect thereto and reasonable and documented attorneys’ and accountants’ fees and any other reasonable and documented out-of-pocket expenses incurred in investigating, preparing, defending, avoiding or settling any Legal Proceeding), in each case that are due and payable.
“Material Adverse Effect” means any change, event, effect, development or circumstance that, individually or in the aggregate, would: (I) prevent, materially delay or materially impair the consummation of the Acquisition or (II) have a material adverse effect on the financial condition, assets, liabilities, or business of the Company, taken as a whole; provided, however, that in the case of clause (II), none of the following, in and of itself or themselves, shall constitute a Material Adverse Effect:
(i)    changes in the economy or financial markets generally in the Republic of China, the United States or other countries in which the Company conducts its business;
(ii)    general economic or political conditions;
(iii)    acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof;
(iv)    changes that are the result of factors generally affecting the industry in which the Company operates;
(v)    any natural or man-made disaster or act of God;

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(vi)    the announcement, pendency or completion of the transactions contemplated by this Agreement or any Ancillary Agreement, including any loss of, or adverse change in, the relationship of the Company with its customers, employees or suppliers;
(vii)    changes in EAS or in any Law or the enforcement, implementation or interpretation thereof;
(viii)    any failure by the Company to meet any estimates of revenues or earnings;
(ix)    any action or inaction by the Company taken or omitted to be taken with the consent of Buyer; and
(x)    compliance by the Seller or the Company with the terms of, or the taking of any action required or permitted by, this Agreement or any Ancillary Agreement.
“Material Contract” has the meaning set forth in Section 5.8.
“MHRA” means the Medicines and Healthcare products Regulatory Agency in the United Kingdom.
“Minimum Claim Amount” has the meaning set forth in Section 10.2(b)(ii).
“Most Recent Balance Sheet” means the Company’s audited balance sheet as of December 31, 2016.
“MSA” has the meaning set forth in the Recitals.
“Net Working Capital” means an amount equal to, as of the Closing, (A) Current Assets, minus (B) Current Liabilities, in each case determined in accordance with the Agreed Principles. An illustrative example of Net Working Capital is attached hereto as Exhibit F.
“Net Working Capital Threshold” means $0.00.
“Notice Period” has the meaning set forth in Section 10.4(a).
“Order” has the meaning set forth in Section 8.1(a).
“Organizational Documents” means the Company’s articles of incorporation, as amended to the Execution Date.
“Party” or “Parties” has the meaning set forth in the Preamble.
“Permits” has the meaning set forth in Section 5.7.

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“Permitted Liens” means (i) Liens reflected or reserved against or otherwise disclosed in the Most Recent Balance Sheet, (ii) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, or repairmen’s liens or other similar common law or statutory Liens arising or incurred in the ordinary course of business consistent with past practice, (iii) liens for Taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (iv) with respect to real property, (A) easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other similar restrictions, including any other agreements, conditions or restrictions that would be shown by a current title report or other similar report or listing, (B) any conditions that may be shown by a current survey or physical inspection and (C) zoning, building, subdivision or other similar requirements or restrictions, (v) licenses, covenants and similar rights with respect to Intellectual Property, (vi) Liens incurred in the ordinary course of business consistent with past practice since the date of the Most Recent Balance Sheet, (vii) Liens that have been Previously Disclosed and (viii) Liens that would not have a Material Adverse Effect.
“Person” means any natural person, corporation, company, partnership (general or limited), limited liability company, trust or other entity.
“Pharmacovigilance Agreement” has the meaning set forth in the MSA.
“Previously Disclosed” means, as applicable, information contained in this Agreement or any Ancillary Agreement and (i) all information contained in the Data Room; (ii) all information contained in the public filings of the Seller; (iii) all information contained in any diligence report prepared by Buyer, any of its Affiliates or any of their respective Representatives; (iv) all information disclosed in the Disclosure Letter; (v) all information disclosed in good faith to Buyer, any of its Affiliates or any of their respective Representatives in diligence sessions or management discussions; (vi) all information contained in the company registry of the Company and has been disclosed publicly; or (vii) any other information and records of or relating to the Company which are publicly disclosed.
“Purchase Price” has the meaning set forth in Section 2.1.
“Quality Agreement” has the meaning set forth in the MSA.
“Release Date” has the meaning set forth in Section 2.5(b).
“Representatives” means employees, directors, officers, financial advisors, legal advisors, accountants and other advisors or representatives.
“Resolutions” has the meaning set forth in Section 7.11(c).
“Retention Plan” means the retention or transaction bonus plans or arrangements established by the Seller and/or the Company for the retention of any employees prior to the Closing of this Agreement and for which execution of this Agreement or the consummation of the Acquisition would accelerate the timing of payment or vesting or result in any payment of

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compensation or benefits, increase the amount payable or result in any other material obligation, as set forth in Section 5.6(d) of the Disclosure Letter.
“Seller” has the meaning set forth in the Preamble.
“Seller Fundamental Representations” has the meaning set forth in Section 10.1.
“Seller Indemnified Parties” has the meaning set forth in Section 10.3(a).
“Seller Mark” has the meaning set forth in Section 7.8(a).
“Shared Agreements” means agreements between the Seller or any of its Affiliates (other than the Company) on the one hand, and one or more third parties, on the other hand, pursuant to which the Company has any direct or indirect economic, commercial or other benefits, rights or liabilities.
“Shares” has the meaning set forth in the Recitals.
“Straddle Periods” has the meaning set forth in Section 7.7(a).
“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.
“Tax” (including, with correlative meaning, the term “Taxes”) means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value-added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.
“Tax Claim” has the meaning set forth in Section 7.7(f).
“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Taxing Authority relating to Taxes.
“Taxing Authority” means any federal, regional, state, provincial or local judicial, legislative or administrative body or other Governmental Entity with competent jurisdiction to impose Tax.
“Termination Date” has the meaning set forth in Section 9.1(b).
“TFDA” means the Taiwan Food and Drug Administration.

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“Third Party Claim” has the meaning set forth in Section 10.4(a).
“Trademarks” has the meaning set forth in clause (i) of the definition of “Intellectual Property”.
“Transferred Loans” means (i) the Term Loan Agreement, by and between the Seller and the Company, dated as of September 30, 2011; (ii) the Term Loan Agreement, by and between the Seller and the Company, dated as of November 16, 2011; and (iii) the Term Loan Agreement, by and between the Seller and the Company, dated as of December 14, 2011.
“Transfer Taxes” has the meaning set forth in Section 7.7(e).
“Transition Services Agreement” means that certain Transition Services Agreement in the form attached hereto as Exhibit E, to be executed contemporaneously with the Closing by the Seller, the Company and Buyer.
“Unreleased Amount” has the meaning set forth in Section 2.5(b).
“Working Capital Difference” has the meaning set forth in Section 2.4(b)(iii).
“YB Mark” means the registered trademark set forth in item 1 of Section 5.13(a) of the Disclosure Letter.
1.3    Other Definitional Provisions. Unless the express context otherwise requires:
(a)    the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;
(b)    the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;
(c)    the terms “Dollars” and “$” mean United States Dollars, and the term “NT$” means New Taiwan dollars;
(d)    references herein to a specific Article, Section, subsection shall refer, respectively, to Articles, Sections or subsections of this Agreement;
(e)    wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;
(f)    references herein to any gender includes each other gender; and
(g)    the term “days” shall refer to calendar days.

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ARTICLE II

PURCHASE AND SALE
2.1    Purchase and Sale. Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties and covenants contained herein, at the Closing, the Seller agrees to sell, assign, convey, transfer and deliver to Buyer, and Buyer agrees to purchase and accept from the Seller, (a) the Shares and (b) all of the Seller’s right, title, interest in, to and under the Transferred Loans, in each case as of the Closing, for (i) an aggregate purchase price of $18,500,000 in cash (the “Purchase Price”) and (ii) the assumption by Buyer of the Assumed Liabilities. For the avoidance of doubt, the Parties acknowledge and agree that (x) the Purchase Price reflects a reduction of $500,000.00 to account for severance related payments and liabilities and (y) such payments and liabilities, notwithstanding anything to the contrary herein, shall be the sole responsibility of Buyer after the Closing (other than, for the avoidance of doubt, in respect of Buyer’s right to indemnification by the Seller in accordance with the terms of Article X).
2.2    Transferred Loans. Upon the terms and subject to the conditions of this Agreement, Buyer shall assume, effective as of the Closing, and shall pay, perform and discharge when due, any and all obligations, liabilities and commitments of the Seller of any nature, whether known or unknown, express or implied, primary or secondary, direct or indirect, liquidated, absolute, accrued, contingent or otherwise and whether due or to become due, in each case to the extent arising out of and relating to the Transferred Loans, on and after the Closing (collectively, the “Assumed Liabilities”).
2.3    Purchase Price Allocation. The Purchase Price (including the Assumed Liabilities) shall be allocated among (i) the Shares and (ii) the Transferred Loans, as set forth on Exhibit G. In the event an adjustment to the Purchase Price is made pursuant to Section 2.4 or otherwise under this Agreement, the allocation of the Purchase Price (including Assumed Liabilities) shall be revised to allocate such adjustment to the Shares, or the Transferred Loans, as the case may be, based upon the item to which such adjustment is attributable.
2.4    Purchase Price and Payment at the Closing.
(a)    Estimated Net Working Capital Procedures.
(i)    No later than five (5) Business Days prior to the Closing Date, the Seller shall prepare and deliver, or cause to be prepared and delivered, to Buyer an estimated balance sheet of the Company as of the Closing Date, which balance sheet will be prepared in accordance with EAS, applied consistent with the Company’s past accounting methods, policies, practices and procedures and in the same manner, with consistent classification and estimation methodology, as the Most Recent Balance Sheet was prepared (the “Agreed Principles”). The balance sheet prepared in accordance with the foregoing is referred to as the “Estimated Closing Date Balance Sheet.” The Seller shall also prepare and deliver, or cause to be prepared and delivered, to Buyer a worksheet showing the

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difference, if any, between the Net Working Capital shown on the Estimated Closing Date Balance Sheet (the “Estimated Net Working Capital”) and the Net Working Capital Threshold.
(ii)    The amount, if any, by which the Estimated Net Working Capital exceeds the Net Working Capital Threshold is referred to herein as the “Estimated Buyer Working Capital Payment”. The amount, if any, by which the Net Working Capital Threshold exceeds the Estimated Net Working Capital is referred to herein as the “Estimated Seller Working Capital Payment”.
(b)    Final Net Working Capital Adjustment Procedures.
(i)    Buyer shall prepare and deliver, or cause to be prepared and delivered, no later than sixty (60) days after the Closing Date, a balance sheet of the Company as of the Closing Date, which balance sheet will be prepared in the same manner as the Estimated Closing Date Balance Sheet (the “Final Closing Date Balance Sheet”), together with a worksheet showing the difference, if any, between the Net Working Capital shown on the Final Closing Date Balance Sheet (the “Final Net Working Capital”) and the Estimated Net Working Capital; provided that Buyer shall be entitled to take into account in its preparation of the Final Closing Balance Sheet any Inventory that has expired or is missing based on any stock counts performed in good faith by Buyer. From and after delivery of the Final Closing Date Balance Sheet, Buyer shall provide the Seller and its authorized representatives with reasonable access during normal business hours to the facilities, books and records, personnel and accountants of the Company.
(ii)    For thirty (30) days following its receipt of the Final Closing Date Balance Sheet, the Seller shall have the right to object thereto. Any such objection made by the Seller shall be accompanied by materials showing in reasonable detail the Seller’s support for its position. The Seller shall be deemed to have waived any rights to object to the Final Closing Date Balance Sheet unless the Seller furnishes its written objections, together with supporting materials, to Buyer within such thirty (30) day period. Buyer and the Seller shall meet to resolve any differences in their respective positions with respect to the Final Closing Date Balance Sheet. If Buyer and the Seller are unable to agree on the Final Closing Date Balance Sheet within thirty (30) days of Buyer’s receipt of the Seller’s written objections, then PricewaterhouseCoopers (or such other independent accounting firm of recognized international standing as may be mutually selected by Buyer and the Seller) shall resolve any remaining disagreements. If neither PricewaterhouseCoopers nor any such mutually selected accounting firm is willing and able to serve in such capacity, then each of the Seller and the Buyer shall select an accounting firm of recognized national standing in the United States and such two accounting firms shall mutually agree and select the third accounting firm of recognized international standing (such firm as is ultimately selected pursuant to the aforementioned procedures being the

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“Accountant”). The Seller and Buyer shall execute any agreement reasonably required by the Accountant for its engagement hereunder. The Accountant shall be charged with determining as promptly as practicable, but in any event within thirty (30) days after the date on which such dispute is referred to the Accountant, whether Final Net Working Capital and the Final Closing Date Balance Sheet were prepared in accordance with this Agreement and (only with respect to the disagreements as to the items set forth in the notice of disagreement and submitted to the Accountant and any other items affected by the resolution of those disputed items) whether and to what extent, if any, Final Net Working Capital and the Final Closing Date Balance Sheet require adjustment. The Accountant shall allocate its costs and expenses between Buyer and the Seller based upon the percentage of the contested amount submitted to the Accountant that is ultimately awarded to Buyer on the one hand or the Seller on the other hand, such that Buyer bears a percentage of such costs and expenses equal to the percentage of the contested amount awarded to the Seller and the Seller bears a percentage of such costs and expenses equal to the percentage of the contested amount awarded to Buyer. If there is no timely objection as provided above, the Final Closing Date Balance Sheet as determined by Buyer shall be binding and final for purposes of this Agreement. If there is a timely objection as provided above, the determination of the Accountant, acting as an expert and not an arbitrator, shall be binding and final for purposes of this Agreement.
(iii)    The difference between the Final Net Working Capital and the Estimated Net Working Capital shall be referred to as the “Working Capital Difference”. Within five (5) Business Days following the final determination of the Final Closing Date Balance Sheet as set forth in this Section 2.4(b)(iii), Buyer shall pay to the Seller an amount equal to the Working Capital Difference, if the Working Capital Difference is a positive number, and the Seller shall pay an amount to Buyer equal to the Working Capital Difference, if the Working Capital Difference is a negative number. Such amounts shall be paid, in immediately available funds, pursuant to the instructions previously delivered by Buyer or the Seller, as applicable. Any payment made pursuant to this Section 2.4(b)(iii) shall, for tax purposes, be deemed to be an adjustment to the consideration payable to the Seller. The Seller and Buyer understand that the original currency of the Working Capital Difference is in NT$ and have agreed that such amount shall be paid in United States dollars using the agreed foreign exchange rate of 0.03333 United States dollars per NT$ 1.00.
2.5    Holdback.
(a)    The Holdback Amount shall be available to satisfy any indemnity claims made by, and Finally Determined in favor of, the Buyer Indemnified Parties prior to the Release Date pursuant to Article X.

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(b)    On the date that is fifteen months after the Closing Date (the “Release Date”), Buyer shall release the then remaining Holdback Amount, if any, to the Seller in immediately available funds to an account designated by the Seller; provided, that, to the extent there are any pending and unresolved claims for indemnification under Article X for which written notice has been timely provided to the Seller in accordance with Section 10.5(i) and Buyer has filed a claim with the appropriate court in accordance with Section 11.4(b) in respect of such claim, a portion of the Holdback Amount in an amount equal to such pending and unresolved claims, which amount shall be estimated and determined in good faith by Buyer (such amount, the “Unreleased Amount”), shall be retained by Buyer in accordance with this Agreement until a Final Determination of the amount of Loss relating to such claims. If any such pending and unresolved claim is resolved in favor of the Seller, then Buyer shall pay to the Seller, as hereinabove provided, an amount equal to the Unreleased Amount plus the interest accrued on such Unreleased Amount from and including the Release Date to and including the date such payment has been made at a rate per annum equal to ten percent (10%). Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed. In the event that Buyer and the Seller have agreed in writing that (i) a specified amount shall be retained by Buyer in connection with a pending and unresolved claim and (ii) the Seller waives the requirement in this Section 2.5(b) that Buyer is obligated to file a claim with the appropriate court in accordance with Section 11.4(b) in respect of such claim, then such retained amount shall not be subject to the aforementioned interest payment.
(c)    If Buyer fails to release the remaining Holdback Amount on the Release Date (other than pursuant to a claim in accordance with the procedures set forth in Section 2.5(b)), then notwithstanding anything to the contrary in the MSA, the Seller shall have the right to terminate the MSA in Contract Years 2 and/or 3 without the payment of any termination fee (including the termination fee set forth in Section 11.4(b) or 11.4(c) of the MSA), and such termination shall be effective immediately upon the date of such termination notice.
ARTICLE III

CLOSING
3.1    Time and Place of Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this agreement (the “Closing”) will take place at 10:00 a.m., Hong Kong time, at the offices of Baker & McKenzie, 15/F, 168 Dunhua North Road, Taipei, Republic of China, on the fifth Business Day following the satisfaction or waiver of the last condition in Article VIII to be satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other time and place as Buyer and the Seller mutually agree (the “Closing Date”).
3.2    Deliveries at Closing.
(a)    By the Seller. Subject to the terms and conditions of this Agreement, at the Closing, the Seller shall deliver (or cause to be delivered):

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(i)    the stock certificates representing ownership of the Shares, duly endorsed in blank by the record holder thereof or accompanied by duly executed stock power endorsed in blank by the record holder thereof (which stock certificates shall be duly certified by the Financing Sources as of the Closing Date);
(ii)    the certificate, signed by the Seller, required by Sections 8.1(b), 8.1(c) and 8.1(d);
(iii)    the Assignment and Assumption Agreement, dated as of the Closing Date, duly executed by the Seller;
(iv)    the Bill of Sale, dated as of the Closing Date, duly executed by the Seller;
(v)    the Quality Agreement, dated as of the Closing Date, duly executed by the Seller and the Company;
(vi)    the Pharmacovigilance Agreement, dated as of the Closing Date, duly executed by the Seller and the Company;
(vii)    the Transition Services Agreement, dated as of the Closing Date, duly executed by the Seller and the Company;
(viii)    the Company Approval in connection with the Seller’s sale of the Shares;
(ix)    the title deed of the Company’s factory located at No. 1, Kedong 3rd Road, Jhunan Science Park, Jhunan, Miaoli County, 35053, Taiwan; and
(x)    such other customary documents and instruments reasonably necessary to consummate the transactions contemplated by this Agreement upon the terms and conditions set forth herein.
(b)    By Buyer. Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall deliver:
(i)    the Closing Date Payment, by wire transfer of immediately available funds, to an account specified by the Seller to Buyer in writing no later than two (2) Business Days prior to the Closing Date;
(ii)    the certificate, signed by an authorized officer of Buyer, required by Sections 8.2(b) and 8.2(c);
(iii)    the Assignment and Assumption Agreement, dated as of the Closing Date, duly executed by Buyer;

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(iv)    the Bill of Sale, dated as of the Closing Date, duly executed by Buyer;
(v)    the Quality Agreement, dated as of the Closing Date, duly executed by Buyer;
(vi)    the Pharmacovigilance Agreement, dated as of the Closing Date, duly executed by Buyer;
(vii)    the Transition Services Agreement, dated as of the Closing Date, duly executed by Buyer;
(viii)    the Company Approval in connection with Buyer’s acquisition of the Shares; and
(ix)    such other customary documents and instruments reasonably necessary to consummate the transactions contemplated by this Agreement upon the terms and conditions set forth herein.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLER
Except as Previously Disclosed, the Seller hereby represents and warrants to Buyer, as of the date hereof and as of the Closing (except to the extent any such representation or warranty relates to a specific date, in which case the Seller hereby makes to Buyer such representation or warranty only as of such date), as follows:
4.1    Ownership.
(a)    The Seller is the sole record and beneficial owner of the Shares. The Seller has good title to the Shares, free and clear of all Liens (other than any transfer restrictions imposed by applicable securities Laws).
(b)    The Seller has good and valid title to the Transferred Loans, free and clear of all Liens (other than Permitted Liens).
4.2    Authority; Approval. This Agreement has been duly executed and delivered by the Seller and constitutes a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).
4.3    No Violations. Other than the Company Approval, the execution, delivery and performance of this Agreement by the Seller does not, and the consummation of the Acquisition will not, constitute or result in, conflict with, breach or violate any Law, Order or

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Permit to which the Seller is a party or by which it or its properties or assets is subject or bound, except for any such breach, violation or default which would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Seller to consummate the Acquisition.
4.4    Transferred Loans. Section 4.4 of the Disclosure Letter sets forth the amounts outstanding under the Transferred Loans as of the Execution Date.
ARTICLE V

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY
Except (x) as Previously Disclosed or (y) arising from or relating to the taking of any action required or permitted by this Agreement or any Ancillary Agreement, the Seller, on behalf of the Company, hereby represents and warrants to Buyer, as of the date hereof and as of the Closing (except to the extent any such representation or warranty relates to a specific date, in which case the Seller hereby makes to Buyer such representation or warranty only as of such date), as follows:
5.1    Organization, Good Standing and Qualification. The Company (a) is a corporation duly organized, validly existing and in good standing under the Laws of the Republic of China, (b) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (c) is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clause (b) or (c) where the failure to be so qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the Acquisition.
5.2    Capital Structure.
(a)    The authorized capital stock of the Company consists of 125,000,000 shares of common stock, par value NT$10.00, of which all such shares are issued and outstanding. The Shares constitute the only issued and outstanding shares of capital stock of the Company, have been duly authorized and are validly issued, fully paid and nonassessable. There are no issued and outstanding securities which are convertible into, or exercisable or exchangeable for, any capital stock or other equity securities of the Company.
(b)    The Company has no Subsidiaries and does not own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association or other entity.
5.3    Governmental Filings; No Violations.

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(a)    Other than the Company Approval, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any Governmental Entity in connection with the consummation of the Acquisition, except those that the failure to make or obtain would not reasonably be expected to have a Material Adverse Effect.
(b)    The consummation of the Acquisition will not (i) violate the Organizational Documents of the Company, (ii) subject to obtaining the Company Approval, conflict with, breach or violate any Law, Order or Permit to which the Company is a party or by which it or its properties or assets are subject or bound, (iii) conflict with, result in the breach or violation of, constitute a default under, or result in the termination, amendment, cancellation, suspension or acceleration of any rights, obligations or penalties under, or result in a loss of any benefit under, any Material Contract or (iv) result in the creation or imposition of any Liens other than (x) Liens created by or resulting from the actions of Buyer or any of its respective Affiliates or (y) in connection with the transactions contemplated by this Agreement or any Ancillary Agreement, except in the case of the foregoing clause (ii), (iii) or (iv) for such conflicts, breaches, violations, defaults, terminations, amendments, cancellations, suspensions, accelerations or Liens that would not reasonably be expected to have or result in a Material Adverse Effect.
5.4    Financial Statements.
(a)    Set forth in the Data Room are the following financial statements (collectively, the “Financial Statements”): (i) the Most Recent Balance Sheet; and (ii) the related audited statements of comprehensive income, statements of changes in equity and statements of cash flows.
(b)    Each of the Financial Statements (including the related notes and schedules thereto) fairly presents in all material respects the financial position of the Company as of its date and the balance sheets and statements of income (loss) included in the Financial Statements (including any related notes and schedules thereto) fairly present in all material respects the financial condition or results of operations, as the case may be, of the Company for the dates or time periods set forth therein, in each case in accordance the Agreed Principles, except as may be noted therein.
5.5    Litigation and Liabilities. Since December 31, 2016, there have been no, and as of the Execution Date there are no, Legal Proceedings pending or, to the Seller’s Knowledge, threatened, against the Company that have had or if determined adversely to the Company would reasonably be expected to have a Material Adverse Effect.
5.6    Employee Benefits.
(a)    The Data Room contains a list of all material incentive, profit-sharing, stock option, stock purchase, other equity-based, employment, consulting, compensation, vacation or other leave, change in control, retention, supplemental retirement, severance, health, medical, disability, life insurance, deferred compensation and other employee compensation and

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benefit plans, programs and agreements, in each case established or maintained by the Company or to which the Company contributes or is obligated to contribute or in respect of which the Company bears any liability, for the benefit of any of their employees or other service providers (collectively, the “Benefit Plans”). With respect to each Benefit Plan, the Company has made available to Buyer, to the extent applicable, accurate and complete copies of (1) the Benefit Plan document, including any amendments thereto, and (2) a written description of such Benefit Plan if such plan is not set forth in a written document.
(b)    Except as would not reasonably be expected to have a Material Adverse Effect, (i) each Benefit Plan has been operated and administered in compliance with its terms and with applicable Law, (ii) there are no pending claims (other than routine claims for benefits) or proceedings by a Governmental Entity by, on behalf of or against any Benefit Plan and (iii) all Benefit Plans that are intended to be funded and/or book-reserved are funded and/or book-reserve, as appropriate, based upon reasonable actuarial assumptions.
(c)    The Company does not have any obligations for retiree welfare benefits other than coverage mandated by applicable Law.
(d)    Section 5.6(d) of the Disclosure Letter lists the retention payment and compensation under the Retention Plan for the employees listed therein. Other than as set forth in Section 5.6(d) of the Disclosure Letter, there is no other Retention Plan that would result in any liability to the Company and/or the Buyer after the Closing. Neither the execution of this Agreement nor the consummation of the Acquisition will, either alone or together with any other event, (i) entitle any employees of the Company to severance pay or any increase in severance pay (other than severance pay required by any applicable Law), (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans, or (iii) limit or restrict the right of the Company or, after the consummation of the Acquisition, Buyer, to merge, amend or terminate any of the Benefit Plans.
(e)    (i) As of the Execution Date, to the Seller’s Knowledge, no Key Executive of the Company has given, or been given, notice of termination, resigned or been terminated. (ii) “Key Executives” means the employees set forth on Section 5.6(f)(ii) of the Disclosure Letter.
(f)    The Company is in compliance in all material respects with all applicable employment and social security Laws, including, without limitation and in all material respects, with respect to withholding and paying in full to the appropriate Governmental Entity all amounts required by applicable Laws to be withheld with respect to any of its employees and/or to be paid in full by the Company, including the withholding and payment of all individual income Taxes, health insurance premiums, labor insurance premiums and contributions to pension fund required by applicable Laws.
5.7    Compliance with Laws; Permits. The Company is not currently being, and since December 31, 2016, has not been, conducted in violation of any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order,

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writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), except for violations that would not reasonably be expected to have a Material Adverse Effect. Except with respect to regulatory matters covered by Section 7.2(a), no investigation or review by any Governmental Entity with respect to the Company is pending or, to the Seller’s Knowledge, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews the outcome of which would not reasonably be expected to have a Material Adverse Effect. The Company has obtained and is in compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity necessary to conduct its business as presently conducted (“Permits”), except those the absence of which would not reasonably be expected to have a Material Adverse Effect. The Company has filed all reports, notifications and filings with, and has paid all regulatory fees to, the applicable Governmental Entity necessary to maintain all of its Permits in full force and effect, except in each case for any Permits the failure of which to be in full force and effect has not had and would not reasonably be expected to have a Material Adverse Effect.
5.8    Material Contracts.
(a)    The Data Room contains each of the following Contracts to which the Company is a party or by which the Company or any of its assets is bound as of the Execution Date (other than the Organizational Documents, Benefit Plans and agreements related to labor matters, Affiliate Contracts, Shared Agreements and agreements related to the Transferred Loans) (each, a “Material Contract”):
(i)    any Contract pursuant to which the Company currently leases or subleases real property to or from any Person;
(ii)    any Contract that cannot be terminated without a monetary penalty on less than ninety (90) days’ notice and involves future payments, performance or services or delivery of goods or materials to or by the Company of any amount or value reasonably expected to exceed $1,000,000.00 in any future twelve (12) month period;
(iii)    any Contract providing for material indemnification by the Company of any Person, except for Contracts entered into in the ordinary course of business consistent with past practice;
(iv)    any Contract pursuant to which the Company receives or is obligated to pay annual fees, royalties or other amounts exceeding $500,000.00 on an annual basis in exchange for granting or receiving rights with respect to Intellectual Property; and
(v)    any Contract that limits the freedom of the Company to compete in any line of business or within any geographic area.

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(b)    Each of the Material Contracts is valid and binding on the Company and, to the Seller’s Knowledge, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not reasonably be expected to have a Material Adverse Effect. To the Seller’s Knowledge, there is no default under any such Contract by the Company and no event has occurred that would constitute a default thereunder by the Company, in each case except as would not reasonably be expected to have a Material Adverse Effect.
5.9    Leased Real Property. The Company does not own any real property, other than the facility located in the Hsinchu Science Park. With respect to the real property leased or subleased to the Company, the lease or sublease for such property is valid, legally binding, enforceable and in full force and effect, and the Company is not in breach of or default under such lease or sublease, and no event has occurred which would constitute a breach or default by any of the Company or permit termination, modification or acceleration by any third party thereunder, except in each case, for such invalidity, failure to be binding, unenforceability, ineffectiveness, breaches, defaults, terminations, modifications or accelerations that would not reasonably be expected to have a Material Adverse Effect.
5.10    Environmental Matters. (a) Except for such matters that would not reasonably be expected to have a Material Adverse Effect, (i) the Company is in compliance with all applicable Environmental Laws, (ii) to the Seller’s Knowledge, the Company possesses all permits, licenses, registrations, identification numbers, authorizations and approvals required under applicable Environmental Laws for the operation of the business as presently conducted, (iii) to the Seller’s Knowledge, the Company has not received any written claim, notice of violation or citation concerning any violation or alleged violation of any applicable Environmental Law during the past three (3) years except for matters that have been resolved and are no longer outstanding, and (iv) to the Seller’s Knowledge, there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits or proceeding pending or threatened concerning compliance by the Company with any Environmental Law except for matters that have been resolved.
(b) Notwithstanding any other representation and warranty in this Article V, the representations and warranties contained in this Section 5.10 constitute the sole representations and warranties relating to the Company with respect to any Environmental Law.
5.11    Taxes.
(a)    Other than in respect of any matters relating to the Tax periods for which the statute of limitations for an audit by a Taxing Authority has expired, the Company (i) has prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by it and all such filed Tax Returns are complete and accurate in all material respects, (ii) has paid all material Taxes that are shown as due on such filed Tax Returns and withheld all material Taxes that it is obligated to withhold from amounts owing to any employee, the Company’s Affiliates, creditor or third party, except in each case with respect to matters contested in good faith and (iii) has not waived any

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statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.
(b)    As of the Execution Date, there are no pending audits, examinations, investigations or other proceedings against the Company by a Taxing Authority in respect of material Taxes or Tax matters. As of the Execution Date, the Company has not received any written notice of any Taxing Authority’s intent to conduct any investigation, visit, enquiry or audit, which remains unsolved.
(c)    The Company has, within applicable time limits, kept and maintained records, invoices and other information in relation to Tax in accordance with applicable Law, which records, invoices and other information are complete and accurate in all material respects. Such records, invoices and information form part of Tax accounting arrangements that enable the Company’s liabilities of Tax to be calculated in accordance with applicable Laws in all material respects.
(d)    Other than Tax in respect of normal trading income or receipts of the Company arising from transactions entered into by it in the ordinary course of its business, the Company has not been involved in any transaction which has given or reasonably may be expected to give rise to a liability to Tax (or would have given or might give rise to such a liability but for the availability of any relief, loss, allowance, credit, set off, deduction or exemption for any Tax purpose), in each case except as would not reasonably be expected to have a Material Adverse Effect.
(e)    There are no mortgage, charge, lien, pledge or other encumbrances with respect to any Tax upon any material tangible personal property and other material tangible assets of the Company reflected in the Financial Statements, other than Permitted Liens.
(f)    As of the Execution Date, the Company is not a party to any scheme, transaction or arrangement where the main purpose of which, or one of the main purposes of which, is securing, obtaining or achieving a material Tax advantage (including the production of a Tax loss with no corresponding commercial loss) or the avoidance of material Tax and is reportable to the relevant Taxing Authority.
(g)    Notwithstanding anything to the contrary in this Agreement (including, without limitation, Section 10.1), the Seller shall not be obligated to indemnify any Buyer Indemnified Party in respect of any matters relating to the Tax periods for which the statute of limitations for an audit by a Taxing Authority has expired.
5.12    Labor Matters. The Company is not a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization, nor the subject of any material proceeding that asserts that the Company has committed an unfair labor practice or that seeks to compel it to bargain with any labor union or labor organization, nor is there pending or to the Seller’s Knowledge, threatened, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company, in each case, except as would not be reasonably likely to have a Material Adverse Effect.

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5.13    Intellectual Property.
(a)    Details of all registered Intellectual Property (and application of such Intellectual Property) owned by the Company are set out in Section 5.13(a) of the Disclosure Letter, all of which are owned exclusively by the Company free and clear of any Liens other than Permitted Liens.
(b)    The Company has neither granted any licenses nor entered into any other agreements in respect of any registered Intellectual Property owned by the Company, other than any such licenses which would not materially affect the continued use by the Company of such registered Intellectual Property.
(c)    To the Seller’s Knowledge and except as would not be reasonably likely to have a Material Adverse Effect, the operation of the business of the Company, as currently conducted, does not infringe or misappropriate the Intellectual Property of any third party, no Person has asserted in a writing received by the Company that the Company has infringed or misappropriated the Intellectual Property of any third party and no third party has infringed or misappropriated any Intellectual Property owned by the Company. Notwithstanding any other representation and warranty in this Article V, the representations and warranties contained in Section 5.8(a)(iv) and in this Section 5.13 constitute the sole representations and warranties with respect to Intellectual Property.
5.14    Insurance. All material insurance policies maintained by the Company or by the Seller on behalf of the Company (“Insurance Policies”) provide full and adequate coverage for all normal risks incident to the business of the Company and its properties and assets, and are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that would not reasonably be expected to have a Material Adverse Effect. Each Insurance Policy is in full force and effect and all premiums due with respect to all Insurance Policies have been paid, with such exceptions that would not reasonably be expected to have a Material Adverse Effect.
5.15    Brokers and Finders. Neither the Company nor any of its directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Acquisition.
5.16    Assets.
(a)    The Company has good and valid title to all material tangible personal property and other material tangible assets reflected in the Financial Statements other than properties and assets (x) depleted, sold, or otherwise disposed of in the ordinary course of business consistent with past practice or (y) that are leased or licensed assets. This Section 5.16(a) does not relate to real property or interest in real property, Inventory, Intellectual Property, Contracts, Permits, Insurance Policies, Business IT or the Transferred Loans.

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(b)    All material plant, machinery, vehicles and other items of tangible personal property of the Company are, to the Seller’s Knowledge, in reasonable repair and condition and capable of being used in connection with the Company’s business as it is being currently conducted.
(c)    The properties, rights and other assets owned by, leased or licensed to or otherwise held for use by the Company, when utilized by a labor force substantially similar to the employees of the Company as of the Closing, when taken together with the Ancillary Agreements (including any Intellectual Property licensed to the Company pursuant to the Ancillary Agreements), are sufficient properties, rights and other assets to carry on the Company’s business immediately after the Closing in the same manner as it is currently being conducted, except for (x) the benefits and services provided to the Company as set forth in Section 7.9 hereof, (y) third party shrink wrap or similar software that is generally commercially available and (z) Inventory.
5.17    Information Technology.
(a)    Except as would not be reasonably likely to have a Material Adverse Effect, the Business IT (i) is virus-free, bug-free and (ii) is in good working order, functions in accordance with all applicable specifications in all material respects and has been regularly and properly maintained and supported.
(b)    Except as would not be reasonably likely to have a Material Adverse Effect, commercially reasonable disaster recovery plans are in place that are intended to ensure that the Business IT and the data stored on it can be replaced or substituted without material disruption to the business of the Company in the event of a failure of any part of the Business IT (whether due to natural disaster, power failure or otherwise).
5.18    Certain Business Relationships with Affiliates.
(a)    Except for (i) the services and benefits provided to the Company set forth in Section 7.9 hereof and (ii) any services provided by the Seller or its Affiliates pursuant to any Ancillary Agreement, neither the Seller nor any of its Affiliates (other than the Company) (x) owns any material property or right, tangible or intangible, which is used solely by the Company, (y) has any claim or cause of action against the Company or (z) owes any money to, or is owed any money by, the Company, other than pursuant to commercial relationships or services.
(b)    Section 5.18 of the Disclosure Letter sets forth a list of any Contract between the Company, on the one hand, and the Seller or any Affiliate of the Seller (other than the Company), on the other hand (any such Contract, an “Affiliate Contract”), which (i) is currently in effect and (ii) is reasonably expected to continue in effect after the Closing.
5.19    Inventory; Bulk.
(a)    As of the Closing, the Inventory is of quality usable by Manufacturer (as such term is defined in the MSA) in performance of its obligations under the MSA; provided that

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any claims for missing or expired Inventory based on any stock counts performed by Buyer shall be resolved through Section 2.4 and disregarded for the purposes of this Section 5.19 and Section 10.2.
(b)    As of the Closing, Bulk Product (as described in the MSA) (i) has been Processed (as such term is defined in the MSA) in accordance with applicable Laws and in conformance with the specific Product Specifications (to the extent applicable), and shall not be adulterated, misbranded or mislabeled within the meaning of the applicable Laws, (ii) shall be conveyed free and clear of all Liens (other than Permitted Liens) and (iii) has the minimum shelf life provided for in Section 5.5 of the MSA.
5.20    No Other Representations or Warranties. Except for the representations and warranties expressly set forth in Article IV or this Article V (in each case, as modified by any matters that have been Previously Disclosed), neither the Seller nor any of its directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, makes any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to the Seller, the Company, the Shares, the Transferred Loans, this Agreement or the transactions contemplated by this Agreement. The representations and warranties made in Article IV or this Article V (in each case, as modified by any matters that have been Previously Disclosed) with respect to the Seller, the Company, the Shares, the Transferred Loans and the transactions contemplated by this Agreement are in lieu of all statements which may have been made or provided to Buyer, its Affiliates or any of their respective Representatives, including any implied warranties of merchantability and implied warranties of fitness for a particular purpose. Except for the representations and warranties expressly set forth in Article IV or this Article V (in each case, as modified by any matters that have been Previously Disclosed), (a) the Seller disclaims, on behalf of itself and its Affiliates, any other representations or warranties, whether made by any of the Seller or the Company, any of their respective directors, officers, employees, Affiliates, advisors, agents or representatives or any other Person and (b) the Seller disclaims, on behalf of itself and its Affiliates, all liability and responsibility for any other representation, warranty, opinion, projection, forecast, advice, statement or information made, communicated or furnished (orally or in writing). Neither the Seller nor any of its Affiliates, nor any of their respective directors, officers, employees, Affiliates, advisors, agents or representatives or any other Person, will have or be subject to any liability or indemnification obligation to Buyer or any other Person resulting from the delivery, dissemination or any other distribution to Buyer or any other Person, or the use by Buyer or any other Person, of any such information provided or made available to them, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans, advice or other material provided or made available to Buyer or any other Person in the Data Room or any other “data room” (electronic or physical), confidential information memoranda or management presentations in anticipation or contemplation of any transaction contemplated by this Agreement unless such information is not prepared, produced, provided, delivered, disseminated or distributed by the Seller, any of its Affiliates, any of their respective directors, officers, employees, Affiliates, advisors, agents or representatives or any other Person in good faith. For the avoidance of doubt, neither the Seller nor any of its Affiliates, nor any of their respective directors, officers, employees, Affiliates, advisors, agents or representatives or

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any other Person, has made or is making any representations or warranties to Buyer or any other Person regarding the probable success or profitability of the Company (whether before, on or after the Closing).
ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to the Seller, as of the date hereof, as follows:
6.1    Organization, Good Standing and Qualification. Buyer (a) is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (c) is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clause (b) or (c) where the failure to be so qualified or in good standing or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Acquisition.
6.2    Authority; Approval. Except for Buyer Shareholder Approval, (i) Buyer has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement;(ii)The execution, delivery and performance by Buyer of this Agreement and the performance by Buyer of its obligations hereunder have been duly authorized by all necessary corporate action of Buyer, and this Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exception.
6.3    Governmental Filings; No Violations.
(a)    Except for the Company Approval, no notices, reports or other filings are required to be made by Buyer with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Buyer from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Buyer or the consummation of the Acquisition, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Acquisition.
(b)    Except for the Company Approval, the execution, delivery and performance of this Agreement by Buyer does not, and the consummation of the Acquisition will not, (i) violate the organizational documents of Buyer or (ii) conflict with, breach or violate any Law, Order or Permit to which Buyer is a party or by which it or its properties or assets are

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subject or bound, except in the case of the foregoing clause (ii) for such conflicts, breaches or violations that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Buyer to consummate the Acquisition.
6.4    Litigation. There are no Legal Proceedings pending or, to Buyer’s knowledge, threatened against Buyer that seek to enjoin or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, the consummation of the Acquisition.
6.5    Available Funds. Buyer has available, or as of the Closing will have available, all funds necessary to satisfy all of its obligations under this Agreement.
6.6    Brokers. Neither Buyer nor any of its stockholders, directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Acquisition.
6.7    Independent Investigation. Notwithstanding anything contained in this Agreement to the contrary, Buyer acknowledges and agrees that none of the Seller or any of its Affiliates or any of their respective Representatives is making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Seller in Article IV and Article V (in each case, as modified by any matters that have been Previously Disclosed), and Buyer acknowledges and agrees that, except for the representations and warranties expressly contained therein, the Company and the business are being transferred on a “where is”, “as is” basis. Any claims Buyer or any Buyer Indemnified Party may have for breach of representation or warranty shall be based solely on the representations and warranties of the Seller in Article IV and Article V, in each case as modified by any matters that have been Previously Disclosed). Buyer acknowledges that it has conducted to its satisfaction its own independent investigation of the Company and, in making the determination to proceed with the transactions contemplated by this Agreement, Buyer has relied on the results of its own independent investigation. Neither Buyer nor any of its Affiliates or any of their respective Representatives is aware of any facts, events or circumstances that would cause any of the representations or warranties in Article IV or the Article V to be untrue or incorrect in any respect.
ARTICLE VII

COVENANTS
7.1    Interim Operations of the Company. From the Execution Date until the Closing, except (x) as otherwise permitted or contemplated by this Agreement, (y) as Buyer may approve in writing (such approval not to be unreasonably withheld or delayed) or (z) as Previously Disclosed, the Seller will cause the Company not to:
(i)    adopt or propose any change in the Organizational Documents;

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(ii)    issue, sell, pledge, dispose of, grant, transfer, encumber, dispose of or otherwise distribute or cause to be granted to any Person any shares of common stock or other equity securities of the Company;
(iii)    create, incur, assume or modify any financial indebtedness (other than in respect of Inter-Company Payables);
(iv)    transfer, sell, lease, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material assets or Permits of the Company, except (A) in connection with services provided in the ordinary course of business consistent with past practice or sales or other dispositions of obsolete assets, (B) pursuant to Contracts in effect prior to the Execution Date, (C) as Previously Disclosed, (D) as permitted or contemplated by this Agreement or any Ancillary Agreement or (E) the Seller shall have the right to purchase from the Company any and all API (as such term is defined in the MSA) and Bulk Product (as such term is defined in the MSA) under the ownership of the Company, in each case at a price not exceeding the book value thereof as of the date on which such API or Bulk Product, as applicable, was purchased by the Company;
(v)    terminate or materially breach the terms of the Contract Manufacturing & Supply Agreement, dated December 9, 2013, by and between the Seller and the Company;
(vi)    except as required by Law or any Benefit Plan in effect as of the Execution Date or involving changes or increases in the ordinary course of business, (A) grant, increase or accelerate the payment of any wages, salaries, bonuses, severance pay or other compensation or benefits payable or potentially available to any employee of the Company or (B) establish, adopt, materially amend or terminate any Benefit Plan;
(vii)    terminate, cancel, fail to renew or reduce the coverage under any material policy of insurance of the Company;
(viii)    terminate the employment of any Key Executive other than for Cause or in accordance with the terms of such Key Executive’s employment agreement; or
(ix)    agree, authorize or commit to do any of the foregoing.
7.2    Filings; Other Actions; Notification.
(a)    Each of Buyer and the Seller shall cooperate with each other and use reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Law, to consummate the transactions contemplated by this Agreement as soon as practicable, including

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preparing and submitting as promptly as practicable all documentation to effect all necessary notices, reports, submissions and other filings and to obtain as promptly as practicable the Company Approval and any Permits necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the transactions contemplated by this Agreement. Subject to (i) applicable Laws relating to the exchange of information and the direction of any Governmental Entity and (ii) matters not related to the business of the Company that the Seller or Buyer reasonably determines should not be disclosed to the other due to confidentiality concerns, Buyer, on the one hand, and the Seller, on the other hand, shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Buyer or the Seller and the Company, as the case may be, and any of their respective Subsidiaries or Affiliates, as applicable, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Seller, the Company and Buyer shall act reasonably and as promptly as practicable. Each of Buyer, the Seller and the Company will respond promptly under the circumstances to any requests for additional information by any Governmental Entity in connection with the transactions contemplated by this Agreement.
(b)    Subject to (i) applicable Laws relating to the exchange of information and the direction of any Governmental Entity and (ii) matters not related to the business of the Company that the Seller or Buyer reasonably determines should not be disclosed to the other due to confidentiality concerns, the Seller, on the one hand, and Buyer, on the other hand, shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries (where applicable), directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, submission, filing, notice or application made by or on behalf of Buyer, the Seller, the Company or any of their respective Subsidiaries or Affiliates, as applicable, to any third party or any Governmental Entity in connection with the approval of the transactions contemplated by this Agreement.
(c)    Subject to applicable Laws relating to the exchange of information and the direction of any Governmental Entity, (i) the Seller, the one hand, and Buyer, on the other hand, shall keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement, including (A) promptly furnishing the other with copies of notices or other communications received by Buyer or the Seller and the Company, as the case may be, from any third party or any Governmental Entity and (B) promptly informing the other of any discussions with any such third party or Governmental Entity, in each case with respect to the transactions contemplated by this Agreement; (ii) the Seller shall give prompt notice to Buyer of any change that could reasonably have or result in a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Seller to consummate the transactions contemplated by this Agreement; (iii) Buyer shall give prompt notice to the Seller of any change that could reasonably prevent, materially delay or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement; and (iv) neither the Seller, on the one hand, nor Buyer, on the other hand, shall permit any of its officers, directors or any other representatives or agents to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the transactions contemplated by this

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Agreement, unless it consults with the other Party in advance and gives the other Party the opportunity to attend and participate thereat.
(d)    Each of Buyer and the Seller shall not take or permit any of its Subsidiaries (where applicable) to take any actions that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.
7.3    Access and Reports.
(a)    Subject to applicable Law, upon reasonable advance written notice, the Seller will cause the Company to afford Buyer’s officers and other authorized representatives reasonable access throughout the period prior to the Closing, during normal business hours and in such a manner as to not interfere with the conduct of the Company’s business, to its employees, properties, books, contracts and records and, during such period, the Seller will cause the Company to furnish promptly to Buyer all information concerning its business, properties and personnel as may reasonably be requested; provided, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality or if any Law applicable to the Company requires the Company to restrict or prohibit access to such information or (ii) to disclose any privileged information of the Company. All requests for information made pursuant to this Section 7.3(a) shall be directed to the Seller. All such information shall be governed by the terms of the Confidentiality Agreement.
(b)    Subject to applicable Law, upon reasonable advance written notice, Buyer will cause the Company to afford the Seller’s officers and other authorized representatives reasonable access for the period commencing on the Closing and ending on the date that is three (3) years after the Closing Date, during normal business hours and in such a manner as to not interfere with the conduct of the Company’s business, to its employees, properties, books, contracts and records and, during such period, Buyer will cause the Company to furnish promptly to the Seller all information concerning its business, properties and personnel as may reasonably be requested. All requests for information made pursuant to this Section 7.3(b) shall be directed to Buyer.
7.4    Publicity. The initial press release regarding the transactions contemplated by this Agreement and the Ancillary Agreements shall be a joint press release and thereafter each of the Seller and Buyer shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the transactions contemplated by this Agreement or any Ancillary Agreement and prior to making any filings with any third party and/or any Governmental Entity with respect thereto, except as may be required by Law or by the request of any Governmental Entity.
7.5    Employee Benefits.

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(a)    The retention payments set forth in the Retention Plan shall be paid by the Company no later than 30 days after the Closing Date. In the event the actual retention payments paid or payable by the Company are more than the amount set forth in the Retention Plan, the Seller shall be liable for the excessive amount (but only to the extent that such excess amounts are required to be paid pursuant to agreements, plans or arrangements established by the Seller and/or the Company prior to the Closing of this Agreement). The accrued annual bonuses under the Company’s annual cash bonus incentive plan in respect of the Company’s 2017 fiscal year (the “Accrued Bonuses”) shall be paid by the Company in the ordinary course of business consistent with past practice.
(b)    The provisions of this Section 7.5 are solely for the benefit of the Parties, and nothing in this Agreement, whether express or implied, is intended to, or shall, (i) limit the right of Buyer, the Company or their respective Affiliates to amend, terminate or otherwise modify any Benefit Plan (including any Retention Plan) or other benefit plan, agreement or arrangement following the Closing or (ii) create any third-party beneficiary or other right (x) in any Person, including any current or former employee of the Company or any Affiliate, any participant in any Benefit Plan (including any Retention Plan) or other benefit plan, agreement or arrangement (or any dependent or beneficiary thereof) or (y) to continued employment with Buyer, the Company or any of their respective Affiliates.
7.6    Confidentiality. The Seller hereby agrees with Buyer that the Seller will not, and that the Seller will cause its Affiliates (other than the Company) not to, at any time on or after the Closing Date, directly or indirectly, without the prior written consent of Buyer, disclose or use any confidential or proprietary information involving or relating to the Company (collectively, “Confidential Information”); provided, however, that the information subject to the foregoing provision of this sentence will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof) or that was independently developed by the Seller without use or reference to Confidential Information or was in their rightful possession before the disclosure of the applicable Confidential Information to them; provided, further, that the provisions of this Section 7.6 will not prohibit any retention of copies of records or disclosure (a) required by applicable Law or applicable Governmental Entity or (b) made in connection with the enforcement of any right or remedy relating to this Agreement or any Ancillary Agreement; provided, further, that “Confidential Information” shall not include any Information that is owned or controlled by or otherwise in the possession of the Seller or the Company prior to the Closing, and such Information shall be deemed to be, and shall be treated for all purposes under this Agreement as, Information of the Seller regardless of whether such Information is, after the Closing, in the possession of Buyer or any of its Affiliates (including, after the Effective Date, the Company). The obligations under this Section 7.6 shall terminate three (3) years after the Closing Date.
7.7    Tax Matters.
(a)    Except to the extent treated as a liability in the calculation of the Final Net Working Capital, the Seller shall be liable for and indemnify Buyer for all income Taxes imposed on the Company for any taxable period that ends on or before the Closing Date and, with respect

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to any taxable period beginning before and ending after the Closing Date (a “Straddle Period”), the portion of such Straddle Period ending on and including the Closing Date. Except to the extent treated as an asset in the calculation of the Final Net Working Capital, Buyer shall be liable for and indemnify the Seller for the income Taxes of the Company for any taxable period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such taxable period beginning after the Closing Date. With respect to any Straddle Period, the amount of Taxes attributable to the period ending on and including the Closing Date shall be determined on an interim closing of the books basis, except for ad valorem Taxes which shall be prorated on a daily basis. Buyer shall not take any action, or allow the Company to take any action on or after the Closing Date, that would increase the liability of the Seller for Taxes for which it is liable pursuant to this Section 7.7(a).
(b)    The Seller shall file or cause to be filed when due all income Tax Returns of the Company required to be filed on or before the Closing Date and shall pay any income Taxes due in respect of such Tax Returns, and Buyer shall file or cause to be filed when due all other income Tax Returns of the Company and shall remit any Taxes due in respect of such Tax Returns. The Seller shall pay Buyer the income Taxes for which the Seller is liable pursuant to Section 7.7(a) but which are payable with Tax Returns to be filed by Buyer pursuant to this paragraph (b). Any Tax Returns with respect to any taxable period beginning before and ending after the Closing Date (“Straddle Period Tax Returns”) shall be prepared in a manner consistent with prior Tax Returns. Buyer shall deliver (or cause to be delivered) the Straddle Period Tax Returns to the Seller for its review and comment not later than twenty (20) days prior to the due date of such Straddle Period Tax Returns. Buyer shall incorporate all changes requested by the Seller at least five (5) days prior to the due date of the Straddle Period Tax Returns. Buyer shall cause such Straddle Period Tax Returns to be filed on a timely basis and shall pay all Taxes reflected on such Straddle Period Tax Returns.
(c)    The Seller shall be entitled to any refunds of Taxes received by the Company in respect of any taxable period (or pre-Closing portions thereof, in the case of a Straddle Period) that begins before the Closing Date. Buyer shall cause the Company to use commercially reasonable efforts to obtain any such refunds to which they may be entitled and shall promptly deliver to the Seller for distribution to the Seller any such refunds, after deducting any reasonable costs or Taxes incurred in connection with obtaining and receiving the refund. Buyer shall be entitled to any refunds of Taxes of the Company received in respect of any taxable year or period that begins after the Closing Date (and with respect to any refunds of Taxes attributable to the post-Closing portion of any Straddle Periods, as noted above). The Seller shall use commercially reasonable efforts to obtain any such refunds to which they may be entitled and shall promptly deliver to Buyer any such refunds, after deducting any reasonable costs or Taxes incurred in connection with obtaining and receiving the refund.
(d)    The Seller and Buyer shall, and Buyer shall cause the Company to, reasonably cooperate and shall cause their respective Affiliates and representatives to reasonably cooperate, in preparing and filing all Tax Returns relating to any Tax period beginning before the Closing Date, including maintaining and making available to each other, and to any taxing authority as reasonably requested, all records necessary in connection with Taxes of the

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Company and in resolving all disputes and audits with respect to any Tax period beginning before the Closing Date relating to Taxes. The Seller and Buyer agree (i) to retain all books and records (or, in the alternative, to deliver such books and records to the Company) with respect to Tax matters pertinent to the Company relating to any Tax period beginning before the Closing Date until ninety (90) days after the expiration of the applicable statute of limitations and to abide by all record retention agreements entered into with any Governmental Entity, (ii) to allow the other Party and its representatives, at times and dates mutually acceptable to the Parties, to inspect, review and make copies of such records as such Party may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at such Party’s expense and (iii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Seller or Buyer, as the case may be, shall allow the other Party to take possession of such books and records prior to such transfer, destruction or discard.
(e)    Buyer hereby agrees, from and after the Closing, to pay all transfer, documentary, sales, use, stamp, recording, value added, registration and other similar Taxes and all conveyance fees, recording fees and other similar charges (all including penalties, interest and other charges with respect thereto, collectively, “Transfer Taxes”) incurred in connection with the consummation of the transactions contemplated by this Agreement.
(f)    If a claim with respect to Taxes shall be made by any Governmental Entity, which, if successful, might result in an indemnity payment to Buyer pursuant to Section 10.2, Buyer shall promptly and in any event no more than fifteen (15) days following Buyer’s receipt of notice of such claim, give written notice to the Seller of such claim (a “Tax Claim”); provided, however, the failure of Buyer to give such notice shall only relieve the Seller from their indemnification obligations hereunder to the extent it is actually prejudiced by such failure. With respect to any such Tax Claim, the Seller shall, upon written notification to Buyer, control all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel) at its own expense. The Seller shall promptly notify Buyer if it decides not to control the defense or settlement of any Tax Claim which it is entitled to control pursuant to this Agreement, and Buyer shall thereupon be permitted to defend and settle such proceeding, provided, however, no such Tax Claim can be settled, either administratively or after the commencement of litigation, without the written consent of the Seller, which consent shall not be unreasonably withheld. Buyer, the Seller and each of their respective Affiliates shall reasonably cooperate with each other in contesting any Tax Claim.
(g)    Any payment by Buyer or the Seller under this Section 7.7 will be an adjustment to the consideration paid under this Agreement.
(h)    The obligations of the Parties set forth in this Section 7.7 shall be unconditional and absolute and shall remain in effect without limitation as to time.
(i)    Notwithstanding anything to the contrary in this Agreement (including, without limitation, Section 10.1), the Seller shall not be obligated to indemnify any Buyer Indemnified Party in respect of any matters relating to the Tax periods for which the statute of limitations for an audit by a Taxing Authority has expired.

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(j)    For the avoidance of doubt, the Seller shall be responsible for all pre-Closing liabilities in respect of the Company’s withholding tax payable due as a result of the service fee expense paid by the Company to the Seller or its Affiliates in the fiscal years 2016 and 2017.
7.8    Use of “Impax” Name.
(a)    Except as expressly permitted under the MSA and the License Agreement, none of Buyer or any of Buyer’s Affiliates (including, from and after the Closing, the Company) shall (A) use, reproduce or display the name “Impax” or any derivative or variation thereof, or any other Trademark owned by Seller or any of its Affiliates after the Closing (each, a “Seller Mark”) as an identifier for the Buyer or any of its Affiliates, (B) make, have made, sell, transfer, distribute or market any products or services bearing any Seller Mark or (C) enter into any agreement with any third party that would require the Company or any of its Affiliates to do any of the foregoing, in each case of (A) through (C), other than with Seller’s prior written consent. Except as expressly permitted under the MSA and the License Agreement, Buyer shall ensure that the Company, as soon as reasonably practicable following the Closing Date eliminates all Seller Marks from, revises, paints over or otherwise permanently obscures all Seller Marks on, all signage or other public-facing materials (including all publicly distributable documents and other digital or physical public-facing materials bearing such Seller Mark) owned or controlled by the Company after the Closing Date.
(b)    Seller will retain all right, title and interest in and to the Seller Marks and all goodwill arising from the use, reproduction or display of the foregoing shall inure to the benefit of the Seller. None of Buyer or any of Buyer’s Affiliates (including, from and after the Closing, the Company) shall hold itself out as having any affiliation with the Seller or any of the Seller’s Affiliates.
(c)    Following the Closing Date, Seller shall, at the Company’s reasonable written request and to the extent required to facilitate the Company’s transition away from using the Seller Marks following the Closing Date, provide written acknowledgement of the transactions contemplated by this Agreement and otherwise use commercially reasonable efforts to respond to any written inquiries from any Governmental Entity concerning this Agreement and the Company’s transition away from using the Seller Marks, in each case, in a manner mutually agreed upon by Seller and Buyer.
(d)    For the avoidance of doubt, the YB Mark shall not be considered a Seller Mark.
7.9    Intercompany Arrangements.
(a)    Intercompany Accounts. Except pursuant to the Ancillary Agreements, all intercompany accounts relating to relationships or services as of the Closing Date between the Seller or its Affiliates (other than the Company), on the one hand, and the Company, on the other hand, shall be settled in full or, at the option of the Seller, but only to the extent permitted by Law, cancelled, in each case on or prior to the Closing.

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(b)    Affiliate Contracts. On or prior to the Closing Date, other than this Agreement and/or Ancillary Agreements, all Affiliate Contracts shall be terminated and all payables and receivables under such Affiliate Contracts so terminated shall have been settled. To the extent any such Affiliate Contract is not so terminated, Buyer and the Seller shall reasonably cooperate to cause the prompt termination of such Affiliate Contracts (and the settlement of amounts in connection therewith in the manner contemplated by the preceding sentence).
(c)    Services from Affiliates. Buyer acknowledges that the Company currently receives or benefits from certain services and benefits provided by the Seller or its Affiliates, including operations and information technology. Other than as may be provided pursuant to the terms of an Ancillary Agreement, Buyer further acknowledges that all such services and benefits shall cease, and any agreement in respect thereof shall terminate with respect to the Company, as of the Closing Date, and thereafter, the Seller’s and its Affiliates’ sole obligation with respect to the provision of any services with respect to the Company shall be as set forth in the Ancillary Agreements, as applicable.
(d)    Shared Agreements. The Seller, as promptly as practicable following execution of this Agreement, shall use its reasonable best efforts to, and shall cause its Affiliates to use their respective reasonable best efforts to, amend, supplement, terminate or otherwise modify each Shared Agreement in order to terminate or commute, concurrently with the Closing, all direct and indirect economic, commercial or other benefits, rights and liabilities or other obligations (other than those that accrue or relate to a period in time prior to the Closing) with respect to the Company under the Shared Agreements. For the avoidance of doubt, Buyer agrees that on and after the Closing, neither it or any of its Affiliates (including the Company) shall have any benefits or rights under any Shared Agreement.
7.10    Insurance. Buyer shall not have any rights under any Insurance Policy of the Seller covering some or all of the Company from and after the Closing and the Seller shall be entitled to remove all coverage in respect of the Company under such policies effective at, or any time following, the Closing.
7.11    Financing.
(a)    Buyer has delivered to the Seller true, complete and correct copies of the commitment letters, each dated as of the date hereof, from the financial institution (the “Financing Source”) identified therein (the “Financing Commitment”), pursuant to which the Financing Source has committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement and related fees and expenses (the “Financing”). Buyer shall satisfy on a timely basis all conditions to draw down under the Financing Agreements by no later than immediately prior to the Closing (including by drawing down the Financing Commitment under the Financing Agreements).
(b)    Buyer shall not agree to or permit any amendment, supplement or other modification to be made to, or any waiver of any provision or remedy under, the Financing Agreements without the Seller’s prior written consent, or provide for the assignment of a portion

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of the loan facilities under the Financing Agreements to additional agents or arrangers or to reallocate commitments or assign or reassign titles or roles to, or between or among, any entities party thereto.
(c)    On the Closing Date, the Seller shall provide to Buyer the resolutions of the Company’s board of directors approving the pledge of certain of the Company’s assets in connection with the Financing (the “Resolutions”), which approval shall be contingent on and subject to the Closing in all respects; provided that the Seller shall not be required to provide or cause the Company to take any action under or in connection with this Section 7.11(c) that (A) unreasonably interferes with the ongoing business of the Company, (B) causes any representation or warranty in this Agreement to be breached, (C) causes (i) any closing condition set forth in this Agreement to fail to be satisfied or otherwise causes the breach of this Agreement or (ii) any Contract to which the Seller or the Company is a party and which is not entered into for the purposes of reducing the obligations of the Seller and the Company under this Section 7.11(c), (D) requires the Company or its directors, officers, managers or employees to execute, deliver or enter into, or perform any agreement, document, certificate or instrument, including any Financing Agreement, with respect to the Financing that is not contingent upon the Closing or that would be effective prior to the Closing, and the directors and managers of the Company shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Financing is obtained, in each case which are effective prior to the Closing, (E) would subject the Seller or its Affiliates (including the Company) or any director, officer, manager or employee thereof to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or incur any other liability or provide or agree to provide any indemnity in connection with the Financing or any of the foregoing or (F) requires the Seller or the Company to take any action that would reasonably be expected to conflict with or violate (1) any organizational documents of the Seller or any of its Affiliates (including the Company) or (2) any applicable Law; provided that without prejudice to the foregoing the Seller agrees to notify Buyer if entering into or providing the Resolutions (or any action to be taken in connection therewith) could reasonably be expected to result in the occurrence of any event set forth in any of clause (C)(ii), (E) or (F)(1) and the Seller will not provide the Resolutions as a result thereof.
(d)    Buyer hereby indemnifies and holds harmless the Seller and its Affiliates (including the Company) and its directors, officers, managers or employees from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with this Section 7.11.  Notwithstanding anything to the contrary, the condition set forth in Section 8.1(d), as it applies to the Seller’s obligations under this Section 7.11, shall be deemed satisfied unless the Financing (or any alternative financing) has not been obtained primarily as a result of the Seller’s knowing and intentional material breach of its obligations under this Section 7.11.  Buyer shall, promptly upon request by the Seller, reimburse the Seller for all reasonable out-of-pocket costs incurred by the Seller or its Affiliates (including the Company) in connection with this Section 7.11.  Buyer acknowledges and agrees that the obtaining of the Financing, or any alternative financing, is not a condition to Closing and reaffirms its obligation to consummate the transactions contemplated

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by this Agreement irrespective and independently of the availability of the Financing or any alternative financing.
7.12    Non-solicitation. From and after the Closing Date until the date that is three (3) years after the Closing Date, the Seller shall not, and shall procure that each of its Affiliates (other than the Company) shall not, without written consent from the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), directly or indirectly, hire or solicit for employment any person who is employed by the Company as of the Closing or induce or encourage any such person to no longer be employed by the Company; provided that (i) the Seller and its Affiliates may solicit or hire any such person who (x) was terminated by Buyer or its Affiliates (including the Company) or (y) has not been an employee of Buyer or its Affiliates (including the Company) for at least three (3) months prior to such solicitation or hiring and (ii) this Section 7.12 shall not prohibit the Seller and its Affiliates from making general solicitations for employment.
7.13    Director Resignation. On or prior to the Closing, except as otherwise may be directed by Buyer in writing, the Seller shall obtain and deliver to Buyer resignation letters from each of the members of the board of directors of the Company, in each case with the resignation to be effective as of the Closing.
7.14    Buyer Shareholder Meeting. As soon as practicable following the date of this Agreement (and in no event later than two Business Days after the date hereof), Buyer, through its board of directors, shall, in accordance with applicable Law and the organizational documents of Buyer, duly call, give notice of, convene and hold the Buyer Shareholder Meeting and Buyer shall and shall cause its Affiliates and its and their Representatives to use its and their reasonable best efforts to obtain the Buyer Shareholder Approval as soon as practicable. Buyer shall actively solicit and recommend to its shareholders that they vote in favor of the Buyer Shareholder Approval.
7.15    Anti-Trust Clearance Certificate. Prior to the Closing, each of the Seller and Buyer shall deliver to the other Party its respective Anti-Trust Clearance Certificate. Notwithstanding anything to the contrary in this Agreement, Buyer acknowledges and agrees that such certificate is only being provided by the Seller for informational purposes and the Seller is not making any representations or warranties as to the accuracy or completeness of the information contained in such certificate.
7.16    Bank Accounts, Chops and Seals. On or prior to the Closing:
(a)    the Seller will change, effective as of the Closing, the individuals authorized to draw on or have access to the bank accounts maintained by the Company to the individuals designated in writing by Buyer no less than thirty (30) days prior to the Closing Date;
(b)    the Seller shall deliver to Buyer, or otherwise ensure that the Company is in possession of, the complete set of company chops and seals belonging to the Company; and

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(c)    the Seller shall remove from applicable registrations, including records at applicable Governmental Entities and banks, effective as of the Closing, the signatories registered in connection with the company chops and seals belonging to the Company.
7.17    Buyer Registration. The Buyer will use its best efforts, in good faith, to obtain a Data Universal Numbering System number from Dun and Bradstreet, Inc., and a Facility Establishment Identifier number from the FDA, as promptly as practicable after the Closing (and in any event no later than 30 days after the Closing Date).
7.18    Net Working Capital. Seller and Buyer acknowledge and agree that, to the extent permitted under the Agreed Principles and applicable Laws, the Estimated Closing Date Balance Sheet and the Final Closing Date Balance Sheet shall include net property, plant and equipment in value between $17,500,000.00 and $19,500,000.00.

ARTICLE VIII

CONDITIONS
8.1    Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver by Buyer at or prior to the Closing of each of the following conditions:
(a)    No Orders. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Acquisition (collectively, an “Order”).
(b)    Representations and Warranties Relating to the Company. Each of the representations and warranties relating to the Company set forth in Article V (i) that are qualified by reference to Material Adverse Effect shall be true and correct and (ii) that are not qualified by reference to Material Adverse Effect shall be true and correct (disregarding for this purpose any qualifications or reference to materiality contained in such representations and warranties) except for failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Material Adverse Effect, in each case, as of the Closing Date, with the same effect as though those representations and warranties had been made on and as of the Closing Date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty need only so be true and correct as of such date. Buyer shall have received at the Closing a certificate signed on behalf of the Company by an authorized officer of the Seller to the effect that such authorized officer has read this Section 8.1(b) and the conditions set forth in this Section 8.1(b) have been satisfied.
(c)    Representations and Warranties Relating to the Seller. Each of the representations and warranties relating to the Seller set forth in Article IV (i) that are qualified by reference to materiality shall be true and correct and (ii) that are not qualified by reference to

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materiality shall be true and correct in all material respects, in each case, as of the Closing Date, with the same effect as though those representations and warranties had been made on and as of the Closing Date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty need only be true and correct as of such date. Buyer shall have received at the Closing a certificate signed by an authorized officer of the Seller to the effect that such authorized officer has read this Section 8.1(c) and the conditions set forth in this Section 8.1(c) have been satisfied.
(d)    Performance of Obligations of the Seller. The Seller shall have performed and complied in all material respects with all covenants required to be performed by it under this Agreement on or prior to the Closing Date, and Buyer shall have received a certificate signed by an authorized officer of the Seller to such effect.
(e)    Net Working Capital. As of the Closing, (i) the Estimated Buyer Working Capital Payment shall not exceed $16,000,000.00 and (ii) the amount of Inventory shall not exceed $11,000,000.00, in each case as set forth in the Estimated Closing Date Balance Sheet.
8.2    Conditions to Obligations of the Seller. The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver by the Seller at or prior to the Closing of each of the following conditions:
(a)    No Orders. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered an Order.
(b)    Representations and Warranties. Each of the representations and warranties of Buyer set forth in Article VI shall be true and correct, in each case, as of the date of this Agreement and as of the Closing Date, with the same effect as though those representations and warranties had been made on and as of the Closing Date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty need only be true and correct as of such date. The Seller shall have received at the Closing a certificate signed on behalf of Buyer by an authorized officer of Buyer to the effect that such authorized officer has read this Section 8.2(b) and the conditions set forth in this Section 8.2(b) have been satisfied.
(c)    Performance of Obligations of Buyer. Buyer shall have performed and complied in all material respects with all covenants required to be performed by it under this Agreement on or prior to the Closing Date, and the Seller shall have received a certificate signed on behalf of Buyer by an authorized officer of Buyer to such effect.
(d)    Bulk Product. Prior to the Closing, either (i) the Parties shall agree in good faith prior to the Closing on the pricing terms of the packaging of Bulk Product (as such term is defined in the MSA) by the Manufacturer (as such term is defined in the MSA) under the MSA or (ii) any and all Bulk Product under the ownership of the Company as of the Closing shall be purchased by the Seller at a price not exceeding the book value thereof as of the date on which such Bulk Product was purchased by the Company.

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ARTICLE IX

TERMINATION
9.1    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by written agreement of Buyer and the Seller;
(b)    by either Buyer or the Seller, by giving written notice of such termination to the other Party, if (i) the Closing shall not have occurred on or prior to June 19, 2018 (the “Termination Date”) or (ii) any Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Acquisition shall become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any Party that has breached its obligations under this Agreement in any material respect that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Acquisition;
(c)    by the Seller if there has been a breach of any representation, warranty, covenant or agreement made by Buyer in this Agreement, or any such representation and warranty shall have become untrue after the Execution Date, such that Section 8.2(b) or 8.2(c) would not be satisfied and such breach or condition is not curable or, if curable, is not cured by the Termination Date; or
(d)    by Buyer if there has been a breach of any representation, warranty, covenant or agreement made by Seller in this Agreement, or any such representation and warranty shall have become untrue after the Execution Date, such that Section 8.1(b), 8.1(c) or 8.1(d) would not be satisfied and such breach or condition is not curable or, if curable, is not cured by the Termination Date.
9.2    Effect of Termination and Abandonment.
(a)    In the event of termination of this Agreement pursuant to this Article IX, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or of any of its representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) no such termination shall relieve any Party of any liability or damages to the other Party resulting from any willful material breach of this Agreement prior to the time of such termination and (ii) the provisions set forth in this Section 9.2, Article I, Sections 7.4, 7.11(d), 11.2, 11.4, 11.6 and 11.8 shall survive the termination of this Agreement.
(b)    The Confidentiality Agreement shall remain in full force and effect notwithstanding any termination of this Agreement.

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ARTICLE X

INDEMNIFICATION
10.1    Survival. All representations and warranties contained in this Agreement shall survive until the date that is fifteen (15) months after the Closing Date, except that the representations and warranties contained in Sections 4.1, 4.2, 5.2 and 5.11 (the “Seller Fundamental Representations”) and Sections 6.2 and 6.7 shall survive until the date on which the applicable statute of limitations expires. None of the covenants or agreements contained in this Agreement shall survive the Closing, other than those which by their terms apply or are to be performed in whole or in part after the Closing and such surviving covenants and agreements shall survive the Closing only until the expiration of the term of the undertaking set forth in such agreements and covenants.
10.2    Indemnification by the Seller.
(a)    From and after the Closing and subject to the provisions of this Section 10.2, the Seller shall indemnify, defend and hold harmless Buyer, its Subsidiaries and their respective officers, directors and Affiliates, each in their capacity as such (collectively, the “Buyer Indemnified Parties”), from, against and in respect of any Losses suffered by any Buyer Indemnified Party, in each case net of any actual benefit, arising out of or relating to:
(i)    the breach of any Seller Fundamental Representation;
(ii)    the breach of any representation or warranty made by the Seller in this Agreement (other than any Seller Fundamental Representation);
(iii)    the breach of any covenant or agreement made by the Seller in this Agreement; and
(iv)    the failure of the Seller to pay, perform or otherwise discharge any liability relating to the Transferred Loans prior to the Closing (other than any Assumed Liability).
(b)    Notwithstanding anything to the contrary contained in this Agreement:
(i)    the maximum amount of indemnifiable Losses arising out of or resulting from (A) the matters described in Section 10.2(a)(ii) that may be recovered, in the aggregate, from the Seller shall not exceed the Holdback Amount and (B) the matters described in Section 10.2(a) (other than the matters described in Section 10.2(a)(ii)) that may be recovered, in the aggregate, from the Seller shall not exceed the Purchase Price (the “Indemnity Cap”), provided that the maximum amount of indemnifiable Losses arising out of or resulting from the breach of Section 5.11 that may be recovered, in the aggregate, from the Seller shall not exceed $8,000,000.00 (and any amount recovered for Losses shall be included for purposes of calculating the Indemnity Cap); provided, further, that

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any amount of Losses that the Buyer Indemnified Parties recover from the Holdback Amount shall be deemed to have been paid by the Seller; and
(ii)    no indemnification payment by the Seller with respect to any indemnifiable Losses otherwise payable under Section 10.2(a) shall be payable with respect to any claim for indemnifiable Losses unless such claim exceeds $100,000.00 (the “Minimum Claim Amount”), in which case the Seller shall, subject to Section 10.2(b)(i), be liable for such Losses.
(c)    Notwithstanding anything to the contrary herein, the Seller shall not be liable to any Buyer Indemnified Party and no Buyer Indemnified Party shall be entitled to claim that any representation, warranty, covenant, agreement or obligation of the Seller has been breached on account of any fact, matter or circumstance which such Buyer Indemnified Party had knowledge of on or before the date of this Agreement, provided further that nothing in this Agreement shall be construed to prevent Buyer from asserting a claim pursuant to Article X after the Closing where Loss(es) are sustained by Buyer but are solely caused by the acts of Seller or the Company prior to the Closing. For the avoidance of doubt, the Parties acknowledge that this Section 10.2(c) has no effect on any entitlement of Buyer to indemnification pursuant to Section 7.7(a) and 7.7(j) herein.
10.3    Indemnification by Buyer.
(a)    From and after the Closing and subject to the provisions of this Section 10.3, Buyer shall indemnify, defend and hold harmless the Seller and their respective officers, directors and Affiliates, each in their capacity as such (collectively, the “Seller Indemnified Parties”, and each of the Buyer Indemnified Parties and the Seller Indemnified Parties, an “Indemnified Party”) from, against and in respect of any and all Losses suffered by any Seller Indemnified Party, in each case net of any actual benefit, arising out of or relating to:
(i)    the breach of any representation or warranty made by Buyer in this Agreement;
(ii)    the breach of any covenant or agreement made by Buyer in this Agreement; and
(iii)    the failure of Buyer to pay, perform or otherwise discharge any Assumed Liability.
10.4    Third Party Claim Indemnification Procedures.
(a)    Except as provided in Section 7.7(f) with respect to Tax Claims, in the event that any written claim or demand for which an indemnifying party (an “Indemnifying Party”) is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third Party Claim”), such Indemnified Party shall promptly, but in no event more than ten (10) days following such Indemnified Party’s receipt of any threatened Third Party Claim, notify the Indemnifying Party in writing of such Third Party Claim, the amount or the estimated amount

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of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”); provided, however, that the failure timely to give a Claim Notice shall affect the rights of an Indemnified Party hereunder only to the extent that such failure has an adverse effect on the resolution or other rights available to the Indemnifying Party with respect to such Third Party Claim. The Indemnifying Party shall have thirty (30) days (or such lesser number of days set forth in the Claim Notice as may be required by court proceeding in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third Party Claim.
(b)    In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense at its expense. Once the Indemnifying Party has duly assumed the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing. The Indemnified Party shall participate in any such defense at its expense unless (i) the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and counsel of the Indemnifying Party has identified a non-waivable conflict or actual differing interests between the Indemnifying Party and the Indemnified Party, or (ii) the Indemnified Party assumes the defense of a Third Party Claim after the Indemnifying Party has failed to diligently pursue a Third Party Claim it has assumed, as provided in the first sentence of Section 10.4(c), in which case the Indemnifying Party shall be liable for the fees and expenses of one separate counsel to the extent such Third Party Claim is subject to indemnification or reimbursement under Sections 10.2 or 10.3. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third Party Claim on a basis that would result in (i) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (ii) a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates or (iii) a finding or admission that would have an adverse effect on other claims made or threatened against the Indemnified Party or any of its Affiliates.
(c)    If the Indemnifying Party (i) elects not to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise or (ii) after assuming the defense of a Third Party Claim, fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten (10) days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense and shall consult with the Indemnifying Party regarding the strategy for defense of such claim, including with respect to the Indemnified Party’s choice of legal counsel, it being understood that the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim. The Indemnifying

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Party shall have no liability with respect to a Third Party Claim settled without its consent, which consent shall not be unreasonably withheld or delayed.
(d)    The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third Party Claim, including by providing access to each other’s relevant business records and other documents and employees, it being understood that the costs and expenses of the Indemnified Party relating thereto shall be considered Losses. The Indemnified Party and the Indemnifying Party shall keep each other fully informed with respect to the status of such Third Party Claim.
(e)    The Indemnified Party and the Indemnifying Party shall use reasonable best efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.
(f)    Each of Buyer and the Seller hereby consents to the non-exclusive jurisdiction of any court in which a Third Party Claim is brought for purposes of any claim for indemnification or reimbursement with respect to such Third Party Claim or the matters alleged therein.
10.5    Limitations on Indemnification.
(a)    Consequential Damages. Notwithstanding anything to the contrary contained in this Agreement, no Person shall be liable under this Article X for any consequential, punitive, special, exemplary, incidental or indirect damages, including lost profits or diminution in value. No “multiple of profits” or “multiple of cash flow” or other valuation methodology shall be used in calculating the amount of any Losses unless such Losses were awarded to a third party pursuant to a Third Party Claim.
(b)    Mitigation. Each Indemnified Party shall use its reasonable best efforts to mitigate any indemnifiable Loss to the same extent as it would if such Loss were not subject to indemnification pursuant to the terms of this Article X. In the event an Indemnified Party fails to so mitigate an indemnifiable Loss, the Indemnifying Party shall have no liability for any portion of such Loss that reasonably could have been avoided had the Indemnified Party made such efforts.
(c)    Insurance. In calculating the amount of any Loss, the proceeds received or reasonably expected to be received by the Indemnified Party or any of its Affiliates under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person, in each case relating to the Third Party Claim or a claim for indemnification hereunder for a Loss that does not result from a Third Party Claim (a “Direct Claim”), shall be deducted; it being understood that the Indemnified Party shall seek to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement. In the event that an Indemnified Party has any rights against a third party with respect to any occurrence, claim or loss that results in a payment by an

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Indemnifying Party under this Article X, such Indemnifying Party shall be subrogated to such rights to the extent of such payment; provided, that until the Indemnified Party recovers full payment of the Loss related to any such Direct Claim, any and all claims of the Indemnifying Party against any such third party on account of said indemnity payment is hereby expressly made subordinate and subject in right of payment to the Indemnified Party’s rights against such third party. Without limiting the generality or effect of any other provision hereof, each Indemnified Party and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the subrogation and subordination rights detailed herein, and otherwise cooperate in the prosecution of such claims.
(d)    Financial Statements. No Buyer Indemnified Party shall be entitled to indemnification hereunder for any Losses arising from a breach of any representation, warranty, covenant or agreement set forth herein (and the amount of any Losses incurred in respect of such breach shall not be included in the calculation of any limitations on indemnification set forth herein) to the extent such Losses are specifically accrued or reserved for in the Financial Statements.
(e)    Taxes. In calculating the amount of any Loss, there shall be deducted an amount equal to any Tax benefit actually realized (including the utilization of a Tax loss or Tax credit carried forward) as a result of such Loss by the Party claiming such Loss.
(f)    Reimbursement. If an Indemnified Party recovers an amount from a third party in respect of a Loss that is the subject of indemnification hereunder after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this Article X, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Loss, plus the amount received from the third party in respect thereof, less (ii) the full amount of the Loss.
(g)    Contingent Losses. No Indemnifying Party shall have any liability for an otherwise indemnifiable Loss that is contingent unless and until such contingent Loss becomes an actual Loss of the Indemnified Party and is due and payable, so long as the claim for such Loss was timely submitted pursuant to the provisions of this Article X.
(h)    Changes in Law. No Indemnifying Party shall be liable for any Loss to the extent arising from (A) a change in accounting or taxation law, policy or practice made after the Closing, other than a change required to comply with any law, policy or practice in effect on the date hereof, or (B) any Law not in force on the date hereof or any change in Law which takes effect retroactively or occurs as a result of any increase in the rates of taxation in force on the date hereof.
(i)    Claim Procedures. No Indemnifying Party shall be liable for any otherwise indemnifiable Loss arising out of any breach of any representation, warranty, covenant or agreement of such party unless a claim therefore is asserted with specificity and in writing by the Indemnified Party timely in accordance with this Article X, failing which such claim shall be waived and extinguished.

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(j)    Purchase Price Adjustment. In calculating the amount of any Loss for which Buyer is entitled to indemnification hereunder, the amount of any reserve or other negative provision reflected in the Estimated Closing Date Balance Sheet related to such Loss shall be deducted.
10.6    Payments.
(a)    If a Buyer Indemnified Party is entitled to indemnification from the Seller under this Article X, then such Losses shall first be satisfied from the Holdback Amount, and no amount shall be recovered by Buyer pursuant to this Article X unless and until the Holdback Amount has been exhausted or released pursuant to Section 2.5.
(b)    The Indemnifying Party shall pay all amounts payable pursuant to this Article X, in immediately available funds, to an account specified by the Indemnified Party following receipt from an Indemnified Party of a bill, together with all accompanying reasonably detailed supporting documentation, for a Loss that is the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes the Loss, in which event it shall so notify the Indemnified Party. In any event, the Indemnifying Party shall pay to the Indemnified Party the amount of any Loss for which it is liable hereunder, in immediately available funds, to an account specified by the Indemnified Party no later than three (3) days following any Final Determination of such Loss and the Indemnifying Party’s liability therefor. A “Final Determination” shall exist, or a claim shall be “Finally Determined”, when (a) the parties to the dispute have reached an agreement in writing, (b) a court of competent jurisdiction shall have entered a final and non-appealable Order or judgment or (c) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto. No Indemnified Party shall be entitled to recover from an Indemnifying Party more than once in respect of the same Loss or series of Losses.
10.7    Characterization of Indemnification Payments. All payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to Sections 10.2 or 10.3 hereof shall be treated as adjustments to the consideration paid pursuant to the transactions contemplated by this Agreement for Tax purposes.
10.8    Exclusive Remedy. Except in the case of Fraud, if the Closing occurs, this Article X shall provide the sole and exclusive remedies arising out of or in connection with this Agreement and the transactions contemplated by this Agreement. The Parties acknowledge and agree that the remedies available in this Article X following the Closing supersede any other remedies available at law or in equity including rights of rescission and claims arising under applicable Law. The Parties covenant not to sue, assert any arbitration claim or otherwise threaten any claim following the Closing other than those described in this Article X as being available under the particular circumstances described in this Article X.

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ARTICLE XI

MISCELLANEOUS
11.1    Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and the Seller, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law except as otherwise specifically provided in Article X hereof.
11.2    Expenses. Except as otherwise provided herein, each Party will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Acquisition, including all fees and expenses of its representatives; provided that Buyer shall be responsible for (a) all Transfer Taxes (as well as the filing of all Tax Returns with respect thereto) and (b) all filing fees in connection with any filings, applications or submissions under any filings or notifications with Governmental Entities.
11.3    Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.
11.4    GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.
(a)    THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW RULES THEREOF THAT WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. IN CONNECTION WITH ANY CONTROVERSY ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE PARTIES HEREBY IRREVOCABLY CONSENT TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF CALIFORNIA. EACH OF THE PARTIES IRREVOCABLY CONSENTS TO SERVICE OF PROCESS OUT OF THE AFOREMENTIONED COURTS AND WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE AFOREMENTIONED COURTS AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN SUCH COURTS THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN SUCH COURTS HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

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(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE ACQUISITION. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.4.
11.5    Specific Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such Party is entitled at law or in equity.
11.6    Notices. Any notice, request, instruction or other document to be given hereunder by any Party to the any other Party or Parties shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or overnight courier:
If to Buyer:

Bora Pharmaceuticals Co., Ltd.
6F., No.69, Xing’ ai Rd., Neihu Dist.,
Taipei City 114, Taiwan (R.O.C .)

Attention: Bobby Sheng
fax:  +886 2 2790-6596
with a copy to:
Bora Pharmaceuticals Co., Ltd.
6F., No.69, Xing’ ai Rd., Neihu Dist.,
Taipei City 114, Taiwan (R.O.C .)

Attention:  Alice Wang
fax:  +886 2 2790-6596

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If to the Seller:
Impax Laboratories, Inc.
31047 Genstar Road
Hayward, CA 94544
Attention: General Counsel
fax: (510) 240-6096
with a copy to:

Sullivan & Cromwell LLP,
125 Broad Street
New York, NY 10004
Attention: Francis J. Aquila
fax:    (212) 291-9004
(212) 291-9067
or to such other Persons or addresses as may be designated in writing by the Party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving Party upon actual receipt, if delivered personally, three (3) Business Days after deposit in the mail if sent by registered or certified mail, upon confirmation of successful transmission if sent by facsimile; (provided, that if given by facsimile such notice, request, instruction or other document shall be confirmed within one Business Day by dispatch pursuant to one of the other methods described herein) or on the next Business Day after deposit with an overnight courier.
11.7    Entire Agreement. This Agreement (including any exhibits hereto), the Confidentiality Agreement, dated June 14, 2017, between Buyer and the Seller (the “Confidentiality Agreement”), the Bill of Sale, the Assignment and Assumption Agreement and the Transition Services Agreement constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof. EACH PARTY AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER BUYER, THE SELLER OR THE COMPANY MAKES OR RELIES ON ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE CONSUMMATION OF THE ACQUISITION, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER PARTY OR THE OTHER PARTY’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. No Party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein.

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11.8    No Third Party Beneficiaries. Except as provided in Article X only, the Parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Party, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.
11.9    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.
11.10    Assignment. No Party may assign any of its rights or delegate any of its obligations under this Agreement, by operation of law or otherwise, without the prior written consent of the other Party, except that Buyer may assign any and all of its rights under this Agreement to one or more of its wholly-owned Subsidiaries (but no such assignment shall relieve Buyer of any of its obligations hereunder). Any purported assignment in violation of this Agreement is void.
11.11    Fulfillment of Obligations. Any obligation of any Party to any other Party under this Agreement, which obligation is performed, satisfied or fulfilled completely by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.
[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

IMPAX LABORATORIES, INC.

By:	/s/ Paul Bisaro
	Name:	Paul Bisaro
	Title:	Chief Executive Officer

BORA PHARMACEUTICALS CO., LTD.

By:	/s/ Bobby Sheng
	Name:	Bobby Sheng
	Title:	Chairman

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